UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2023

SomaLogic, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40090	85-4298912
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2945 Wilderness Place, Boulder, Colorado	80301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 625-9000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SLGC	The NASDAQ Stock Market LLC
Warrants, each exercisable for one share of Common Stock at an exercise price of $11.50 per share	SLGCW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure.

On December 21, 2023, SomaLogic, Inc., a Delaware corporation (“SomaLogic”), issued a press release, which contains a letter to stockholders, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.

As previously announced, on October 4, 2023, SomaLogic, Standard BioTools Inc., a Delaware corporation (“Standard BioTools”), and Martis Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Standard BioTools (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into SomaLogic, with SomaLogic continuing as a wholly owned subsidiary of Standard BioTools and the surviving corporation of the merger (the “Merger”).

In connection with the Merger, Standard BioTools filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4, as amended (the “Form S-4”), which was declared effective by the SEC on December 1, 2023. The Form S-4 includes a definitive joint proxy statement of Standard BioTools and SomaLogic and also constitutes a final prospectus of Standard BioTools (the “joint proxy statement/prospectus”). The definitive joint proxy statement was mailed or otherwise made available to stockholders of Standard BioTools and SomaLogic on or about December 4, 2023. Set forth below are supplemental disclosures relating to the Merger.

SUPPLEMENTAL DISCLOSURES

The following information supplements the joint proxy statement/prospectus and should be read in conjunction with the joint proxy statement/prospectus, which should be read in its entirety. All page references are to pages in the joint proxy statement/prospectus, and terms used below have the meanings set forth in the joint proxy statement/prospectus. Without admitting in any way that the disclosures below are material or otherwise required by law, SomaLogic and Standard BioTools make the following amended and supplemental disclosures. For clarity, new text within the amended or amended and restated portions of the joint proxy statement/prospectus is indicated with bold, underlined text (e.g., bold, underlined text) and removed text is indicated with strikethrough text (e.g., ~~strikethrough text~~).

Under the heading “Questions And Answers About The Merger,” the Answer on pages 3 and 4 to the Question “What constitutes a quorum for the Standard BioTools Special Meeting?” is amended and restated as follows:

A:	A quorum will be present at the Standard BioTools Special Meeting if the holders of a majority of the shares of Standard BioTools capital stock issued and outstanding and entitled to vote as of 5:00 p.m. Eastern Time on November 29, 2023, which is the record date of the Standard BioTools Special Meeting (the “Standard BioTools Record Date”), are present virtually at the Standard BioTools Special Meeting or represented by proxy. As of 5:00 p.m. Eastern Time on the Standard BioTools Record Date, there were ~~83,162,205~~80,030,193 shares of Standard BioTools Common Stock and 255,559 shares of Standard BioTools’ Series B Preferred Stock (consisting of Standard BioTools’ Series B-1 preferred stock, par value $0.001 per share (the “Series B-1 Preferred Stock”), and Standard BioTools’ Series B-2 preferred stock, par value $0.001 per share (the “Series B-2 Preferred Stock,” and together with the Series B-1 Preferred Stock, the “Series B Preferred Stock”)) issued and outstanding and entitled to vote. This means that at least ~~41,708,883~~40,142,877 shares of Standard BioTools capital stock must be represented by stockholders present virtually at the Standard BioTools Special Meeting or represented by proxy to have a quorum. Your shares will be counted towards the quorum if you submit a valid proxy or attend the Standard BioTools Special Meeting. Abstentions, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum (provided that in no event will shares of Standard BioTools' capital stock representing less than one-third of the voting power of the outstanding Standard BioTools capital stock constitute a quorum). A failure to instruct your bank, broker or other nominee will result in your shares not being included in the calculation of the number of shares of Standard BioTools capital stock represented at the Standard BioTools Special Meeting for purposes of determining whether a quorum has been achieved. However, your Standard BioTools capital stock will be counted toward determining whether a quorum is present if you instruct your bank, broker or other nominee on how to vote your Standard BioTools capital stock with respect to one or more of the Standard BioTools Proposals.

Under the heading “Prospectus Summary—Litigation Relating to the Merger,” the last paragraph on page 19 is amended and restated as follows:

A complaint has been filed against Standard BioTools and the members of the Standard BioTools Board for allegedly causing the filing with the SEC on November 14, 2023 of a materially deficient registration statement on Form S-4. A complaint has been filed against SomaLogic, the members of the SomaLogic Board, Standard BioTools, and Casdin Capital LLC for allegedly causing the filing with the SEC on November 14, 2023 of a materially deficient registration statement on Form S-4. Among other remedies, the ~~plaintiff seeks~~plaintiffs in both suits seek to enjoin an upcoming stockholder vote on the proposed Merger. Additional lawsuits arising out of the Merger may be filed in the future. For a more detailed description of litigation and related matters in connection with the Merger, see “The Merger — Litigation Relating to the Merger” beginning on page 135 of this joint proxy statement/prospectus.

Under the heading “Comparative Per Share Market Price And Dividend Information—Holders,” the first paragraph on page 30 is amended and restated as follows:

As of 5:00 p.m. Eastern Time on the Standard BioTools Record Date, ~~83,162,205~~80,030,193 shares of Standard BioTools Common Stock, held by 77 holders of record, and 255,559 shares of Series B Preferred Stock, held by four holders of record, were outstanding and entitled to vote at the Standard BioTools Special Meeting. As of 5:00 p.m. Eastern Time on the SomaLogic Record Date, 188,679,133 shares of SomaLogic Common Stock, held by 202 holders of record, were outstanding and entitled to vote at the SomaLogic Special Meeting.

The first paragraph under the heading “Risk Factors—Risks Related to the Merger—Litigation filed or that may be filed against SomaLogic, Standard BioTools, Merger Sub and/or the members of the SomaLogic Board or the Standard BioTools Board could prevent or delay the consummation of the Merger.” beginning on page 34 is amended and restated as follows:

A complaint has been filed against Standard BioTools and the members of the Standard BioTools Board for allegedly causing the filing with the SEC on November 14, 2023 of a materially deficient registration statement on Form S-4. A complaint has been filed against SomaLogic, the members of the SomaLogic Board, Standard BioTools, and Casdin Capital LLC for allegedly causing the filing with the SEC on November 14, 2023 of a materially deficient registration statement on Form S-4. Among other remedies, the ~~plaintiff seeks~~plaintiffs in both suits seek to enjoin an upcoming stockholder vote on the proposed Merger. Additional lawsuits arising out of the Merger may be filed in the future. For a more detailed description of litigation and related matters in connection with the Merger, see “The Merger—Litigation Relating to the Merger” beginning on page 135 of this joint proxy statement/ prospectus.

The second risk factor under the heading “Risk Factors—Risks Related to the Standard BioTools Capital Structure,” beginning on page 44, is amended and restated as follows:

Holders of the Series B Preferred Stock are entitled to vote with the holders of the Standard BioTools Common Stock with voting power measured in a manner related to the conversion ratio of the shares of Series B Preferred Stock, and holders of our Series B Preferred Stock have rights to approve certain actions. Holders of the Series B Preferred Stock may exercise influence over the combined company, including through the ability of the holders of the Series B-1 Preferred Stock and the holders of the Series B-2 Preferred Stock to each designate a member of the Standard BioTools Board, and the Series B Preferred Stock will be senior to the common stock of the combined company in a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the combined company and will have put rights in connection with a future change of control of the combined company.

Holders of the Series B Preferred Stock are generally entitled to vote with the holders of the Standard BioTools Common Stock on all matters submitted for a vote of holders of the Standard BioTools Common Stock (voting together with the holders of Standard BioTools Common Stock as one class) with voting power measured in a manner related to the conversion ratio of the shares of Series B Preferred Stock, subject to certain voting limitations as described in the applicable Certificate of Designations. Additionally, the consent of the holders of at least 60% of the shares of Series B Preferred Stock is required for, among other things, (i) amendments to the Standard BioTools certificate of incorporation or bylaws that have an adverse effect on the rights, preferences, privileges or voting powers of the Series B Preferred Stock and (ii) issuances by Standard BioTools of securities that are senior to, or equal in priority with, the Series B Preferred Stock.

Additionally, pursuant to the Certificates of Designations for the Series B Preferred Stock, the holders of a majority of the outstanding Series B-1 Preferred Stock and the holders of a majority of the outstanding Series B-2 Preferred Stock each have the right to nominate and elect one member to the Standard BioTools Board at each annual meeting of the stockholders of Standard BioTools or at any special meeting called for the purpose of electing directors, for so long as the Casdin Preferred Percentage or Viking Preferred Percentage (each as defined in the applicable Certificate of Designations), as applicable, is equal to or greater than 7.5%. Such directors are not subject to the classified board of directors provisions of the Standard BioTools certificate of incorporation and are entitled to serve on committees of the Standard BioTools Board, subject to applicable law and Nasdaq rules. Notwithstanding the fact that all directors will be subject to fiduciary duties to Standard BioTools and to applicable law, the interests of the directors designated by the holders of Series B Preferred Stock may differ from the interests of the Standard BioTools security holders as a whole or of our other directors.

These significant stockholders may be able to determine or significantly influence matters requiring stockholder approval. The interests of significant stockholders may not always coincide with the interests of Standard BioTools or the interests of other stockholders. The Certificates of Designations for the Series B Preferred Stock also provide that for so long as the Casdin Preferred Percentage or Viking Preferred Percentage, as applicable, is equal to or greater than 7.5%, the director designated by the holders of the Series B-1 Preferred Stock or the Series B-2 Preferred Stock, as applicable, will have certain consent rights over, among other things: (i) any increase in the number of directors on the Standard BioTools Board beyond seven; (ii) the hiring, promotion, demotion, or termination of the Standard BioTools Chief Executive Officer; (iii) entering into or modifying (including by waiver) any transaction, agreement or arrangement with any Related Person (as defined in the Certificates of Designations for the Series B Preferred Stock), subject to certain exceptions; (iv) any voluntary petition under any applicable federal or state bankruptcy or insolvency law effected by Standard BioTools; (v) any change in the principal business of Standard BioTools or entry by Standard BioTools into any material new line of business; and (vi) for a period of three years after the closing date of the private placement issuance to the holders of the Series B Preferred Stock, (A) any acquisition (including by merger, consolidation or acquisition of stock or assets) of any assets, securities or property of any other person or (B) any sale, lease, license, transfer or other disposition of any assets of Standard BioTools or any of its subsidiaries, in each case, other than acquisitions or dispositions of inventory or equipment in the ordinary course of business consistent with past practice, for consideration in excess of $50,000,000 in the aggregate in any six-month period.

As a result of the consent rights of the director designated by the holders of the Series B-1 Preferred Stock and Series B-2 Preferred Stock that remain in place for so long as the Casdin Preferred Percentage or Viking Preferred Percentage, as applicable, is equal to or greater than 7.5%, the holders of the Series B Preferred Stock have the ability to influence the outcome of ~~certain~~the matters affecting governance and capitalization of the combined company that are subject to those consent rights. The obligations to the holders of the Series B Preferred Stock could also limit the ability to obtain additional financing or increase borrowing costs, which could have an adverse effect on the financial condition of the combined company.

In addition, the Series B Preferred Stock will have a senior liquidation preference to the combined company's common stock in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and will retain the right to require redemption of the Series B-1 Preferred Stock and Series B-2 Preferred Stock, respectively, in the event of a “Change of Control” as defined in the Certificates of Designations of the Series B Preferred Stock, which could have an adverse effect on the value of the combined company’s common stock in certain sale transactions at valuations that are less than the conversion price of the Series B Preferred Stock. Beginning on April 4, 2027, the combined company will be able to convert the Series B Preferred Stock into common stock if the trading price of the common stock exceeds $8.50 per share for at least 20 consecutive trading days.

See “Description of Capital Stock—Preferred Stock” for additional information regarding the Series B Preferred Stock, including its liquidation preference and rights upon a Change of Control.

Under the heading “The Standard BioTools Special Meeting—Record Date for the Standard BioTools Special Meeting and Quorum—Record Date,” the last paragraph of page 55 and the first paragraph of page 56 are amended and restated as follows:

Only holders of record of Standard BioTools Common Stock, Standard BioTools’ Series B-1 preferred stock (the “Series B-1 Preferred Stock”) and Standard BioTools’ Series B-2 preferred stock (the “Series B-2 Preferred Stock,” and together with the Series B-1 Preferred Stock, the “Series B Preferred Stock”) as of 5:00 p.m. Eastern Time on November 29, 2023, the record date for the Standard BioTools Special Meeting, will be entitled to notice of, and to vote at, the Standard BioTools Special Meeting or any postponements or adjournments thereof. Each share of Standard BioTools Common Stock entitles the holder thereof to cast one vote on each matter that comes before the Standard BioTools Special Meeting. Each holder of Series B-1 Preferred Stock or Series B-2 Preferred Stock is entitled to the number of votes per share of Series B-1 Preferred Stock and Series B-2 Preferred Stock calculated in accordance with the Certificates of Designations filed herewith as Exhibits 3.6 and 3.7, respectively. As described elsewhere in this joint proxy statement/ prospectus, the holders of the Series B Preferred Stock are subject to contractual Voting Thresholds, limiting each to approximately ~~24,028,166~~23,404,895 voting shares, meaning the holders of the Series B-1 Preferred Stock collectively and the holders of the Series B-2 Preferred Stock collectively each have approximately 15% of the voting power as of the Standard BioTools Record Date.

As of the Standard BioTools Record Date, there were ~~83,162,205~~80,030,193 shares of Standard BioTools Common Stock and 255,559 shares of Series B Preferred Stock outstanding and entitled to vote at the Standard BioTools Special Meeting. On an as converted basis, the latter equals 75,164,397 shares of Standard BioTools Common Stock, which means there is a total number of possible voting shares equal to ~~158,326,602~~155,194,590 shares as of the Standard BioTools Record Date.

The paragraph under the heading “The Standard BioTools Special Meeting—Record Date for the Standard BioTools Special Meeting and Quorum—Quorum” on page 56 is amended and restated as follows:

In order for business to be conducted at the Standard BioTools Special Meeting, a quorum must be present. A quorum will be present at the Standard BioTools Special Meeting if the holders of a majority of the shares of Standard BioTools capital stock issued and outstanding and entitled to vote as of the close of business on the Standard BioTools Record Date are present virtually at the Standard BioTools Special Meeting or represented by proxy (provided that in no event will shares of Standard BioTools’ capital stock representing less than one-third of the voting power of the outstanding Standard BioTools capital stock constitute a quorum). Abstentions (Standard BioTools shares for which proxies have been received but for which the holders have abstained from voting or as to which the holder attends the Standard BioTools Special Meeting but does not vote) will be counted as present and entitled to vote for purposes of determining a quorum. A failure to instruct your bank, broker or other nominee will result in your shares not being included in the calculation of the number of shares of Standard BioTools capital stock represented at the Standard BioTools Special Meeting for purposes of determining whether a quorum has been achieved. However, your shares of Standard BioTools capital stock will be counted toward determining whether a quorum is present if you instruct your bank, broker or other nominee on how to vote your shares of Standard BioTools capital stock with respect to one or more of the Standard BioTools Proposals.

Under the heading “The Merger,” the section entitled “Background of the Merger,” beginning on page 76 is amended and restated as follows:

Background of the Merger

The following chronology summarizes the key events that led to the signing of the Merger Agreement. This chronology does not catalogue every interaction of or among members of the Standard BioTools Board or SomaLogic Board, members of Standard BioTools management or SomaLogic management, Standard BioTools’ or SomaLogic’s financial or legal advisors or any other person.

Each of the Standard BioTools Board and the SomaLogic Board, together with members of their respective management teams, regularly reviews and assesses the performance, future growth prospects, business plans and overall strategic direction of Standard BioTools and SomaLogic, respectively, and considers a variety of strategic alternatives that may be available to Standard BioTools and SomaLogic, respectively, including continuing to pursue each respective company’s strategy as a standalone company or pursuing potential strategic transactions with third parties, in each case with the goal of maximizing stockholder value.

As discussed in greater detail below, with the commencement of discussions of any specific transaction, each company considered whether any potential conflicts of interest might exist among any board members and took appropriate corporate governance steps to enhance and protect the independence of deliberations by the board of directors of the companies involved, including the recusal of board members and the establishment of independent transaction committees. This includes the process described below relating to Casdin Capital, LLC (together with its affiliated entities, “Casdin Capital”) as a stockholder in each company and Eli Casdin, as Casdin Capital’s founder and Chief Investment Officer and a member of the board of directors of each company, that was followed in discussions between Standard BioTools and SomaLogic through the announcement of a definitive agreement on October 4, 2023.

In connection with its establishment of appropriate corporate governance steps to enhance and protect the independence of deliberations by the SomaLogic Board and SomaLogic Transaction Committee (as defined below), the SomaLogic Board was aware of the business relationships between members of the SomaLogic Board, Casdin Capital and Eli Casdin, which the SomaLogic Board did not consider to represent a conflict of interest with respect to the Merger, including the following:

•	Tom Carey, a member of the SomaLogic Board and a member of the SomaLogic Transaction Committee, (i) is the founder of Perspective Group, an executive search firm that operates within the life sciences industry from which Mr. Carey has retired, which has performed work for clients in which Casdin Capital is or was an investor; and (ii) previously served on the board of directors of Exact Sciences Corporation where Mr. Casdin also served. Casdin Capital owns a 0.25% equity interest in Exact Sciences, but Mr. Carey was not a member of that company’s board at the time of Mr. Carey’s election to the SomaLogic Board, having previously resigned from the board of directors of Exact Sciences when his term expired on June 30, 2021;

•	Troy Cox, a member of the SomaLogic Board and a member of the SomaLogic Transaction Committee, (i) served on the board of CM Life Sciences II, the special purpose acquisition company that completed a business combination with SomaLogic (and of which Eli Casdin was a founder) and, in connection with his service, received 25,000 “founder shares” in CM Life Sciences II and purchased 50,000 additional shares of common stock and private placement warrants for an additional 166,666 shares of common stock, as part of the PIPE transaction completed with the business combination transaction; (ii) previously served as a member of the board and Chief Executive Officer of Foundation Medicine Inc. (a company in which Casdin Capital had previously invested but was no longer an investor at the time of Mr. Cox’s election to the SomaLogic Board); (iii) currently serves as a member of the board of LetsGetChecked, a virtual care company in which Casdin Capital is an investor and on whose board of directors Mr. Casdin serves; and (iv) had previously made a $1,000,000 investment in Casdin Capital;

•	Kathy Hibbs, a member of the SomaLogic Board, is the Chief Administrative Officer of 23andMe, a publicly traded company in which Casdin Capital had previously invested in an amount equal to approximately 1.3% of its outstanding common stock (but in which it maintained no ownership at the time of Ms. Hibbs’ election to the SomaLogic Board);

•	Tycho Peterson, a member of the SomaLogic Board and a member of the SomaLogic Transaction Committee, is the Chief Financial Officer of Adaptive Biotechnologies, a publicly traded company in which Casdin Capital invested following the execution of the Merger Agreement, and owned approximately 1.0% of the outstanding shares as of November 14, 2023; and

•	Jason Ryan, the Chairman of the SomaLogic Board and a member of the SomaLogic Transaction Committee, serves as Executive Chairman of GeneDx Holdings Corp., a publicly traded company in which Casdin Capital is a significant stockholder (beneficially owning approximately 12.1% as of April 17, 2023 (the date reported in this company’s most recent proxy statement, and based on information in such proxy statement)) and on whose board of directors (and compensation committee of the board of directors) Mr. Casdin serves. In 2022, Mr. Ryan received compensation from GeneDx Holdings Corp. for his service as Executive Chairman consisting of $618,923 of cash compensation, options and restricted stock units for GeneDx common stock having fair values on the date of grant of $876,649 and $1,658,374, respectively (with the fair value of stock options calculated using the Black-Scholes option pricing model), and $39,515 of other compensation. In 2023, Mr. Ryan received an award of restricted stock units, with a grant date value of approximately $433,000 based on the closing price of the stock on the date of grant. A portion of the restricted stock units were forfeited because they were subject to performance conditions that were not achieved. In addition. Mr. Ryan (i) serves as a member of the board of directors of Singular Genomics, in which Casdin Capital is an investor, (ii) previously served as the Chief Financial Officer and Chief Operating Officer of Magenta Therapeutics, a biotechnology company in which Casdin Capital had previously invested, but in which it maintained no investment at the time of Mr. Ryan’s election to the SomaLogic Board; and (iii) previously served as the Chief Financial Officer of Foundation Medicine Inc., a biotechnology company in which Casdin Capital had previously invested, and which was acquired by Roche in 2018.

None of the other members of the SomaLogic Board had any relationships with Casdin Capital other than its investment in SomaLogic.

In August 2021, the SomaLogic Board engaged Cowen and Company, LLC (“Cowen”) to assist in a review of potential acquisitions and financing alternatives available to SomaLogic (the “2021-2022 SomaLogic Strategic Review”).

On September 1, 2021, SomaLogic completed a business combination transaction with CM Life Sciences II, a special purpose acquisition company (the “SomaLogic SPAC Transaction”). Following the closing of the SomaLogic SPAC Transaction, and as part of its stated strategy, SomaLogic continued to actively explore strategic transaction opportunities to scale and expand its business with the assistance of Cowen in light of SomaLogic’s view of the importance of scale in the life sciences tools industry. As part of the 2021-2022 SomaLogic Strategic Review, Cowen contacted six potential strategic parties, including Standard BioTools, to discuss their interest in potential strategic transactions with SomaLogic, including financing alternatives and the acquisition of, or a merger with, SomaLogic. In addition to the discussions in June 2022 described below, following the closing of the SomaLogic SPAC Transaction, SomaLogic had preliminary discussions with Standard BioTools (which was then called Fluidigm Corporation) to ascertain each party’s interest in exploring a potential strategic transaction, but these discussions did not result in any proposals for a transaction. As part of those discussions, SomaLogic and Fluidigm Corporation entered into a mutual confidential disclosure agreement on February 14, 2022. This mutual confidential disclosure agreement did not include a standstill provision.

From time to time following the SomaLogic SPAC Transaction, the SomaLogic Board utilized a transaction committee of the SomaLogic Board (the “SomaLogic Transaction Committee”) to review potential strategic opportunities, including the 2021-2022 SomaLogic Strategic Review. The composition of the SomaLogic Transaction committee changed over time as the composition of the SomaLogic Board changed (including as described below). The SomaLogic Board did not delegate any authority to approve a transaction to the SomaLogic Transaction Committee and the members of the SomaLogic Transaction Committee did not receive additional compensation for their service on the SomaLogic Transaction Committee. Eli Casdin served on the SomaLogic Transaction Committee during this period (and until SomaLogic received the June 16 Proposal, as defined below), but recused himself from any discussions related to Standard BioTools.

In April 2022, Standard BioTools (previously known as Fluidigm Corporation) embarked on a strategic restructuring of the company. The restructuring involved a $250 million Series B Convertible Preferred Stock investment (the “2022 Standard BioTools Investment”) from entities affiliated with Viking Global Investors LP (“Viking”) and Casdin Capital LLC, the appointment of an experienced executive leadership team, led by President and Chief Executive Officer Michael Egholm, Ph.D., former Chief Technology Officer of Danaher Life Sciences, and the implementation of a strategy focused on unlocking value in the highly fragmented life science tools space at scale. Specifically, since the completion of this restructuring, Standard BioTools has focused on, among other matters, actively pursuing business development opportunities in the life sciences industry with an objective to leverage its management expertise and operating discipline to drive value creation for stockholders. For a discussion of Standard BioTools’ business strategies, see “The Merger — Standard BioTools’ Reasons for the Merger; Recommendation of the Standard BioTools Board” below.

During 2022, consistent with its business strategy, Standard BioTools engaged in outreach and preliminary discussions with third parties about potential strategic acquisitions by Standard BioTools. This outreach was directed at a range of companies in the life sciences tools sector, including private companies and public companies, that could potentially complement Standard BioTools’ business and align with its growth-focused strategy, including SomaLogic. This process was overseen by a special advisory committee of the Standard BioTools Board, formed on May 3, 2022, and consisting of the directors Martin Madaus, Frank Witney, Bill Colston and Mr. Casdin. The special advisory committee’s mandate was initially to oversee and negotiate the terms of a proposed transaction with a specific company (which was not SomaLogic). Subsequently, the work of the special advisory committee became more general, consisting of assisting Standard BioTools management in evaluating and negotiating preliminary terms of potential strategic opportunities generally. Most of this outreach was conducted by Standard BioTools’ internal business development team, but some outreach was assisted by Centerview Partners LLC (“Centerview”) as financial advisor to Standard BioTools. Centerview was chosen to assist Standard BioTools given its expertise and experience with similar transactions and industry knowledge, as well as its familiarity with Standard BioTools. As a result of this outreach, in 2022, Standard BioTools entered into 16 confidential disclosure agreements, including with SomaLogic, as described below. Of these 16 confidential disclosure agreements, only two (including the confidential disclosure agreement with SomaLogic) contained a standstill provision. Such standstill provisions (1) were mutual or binding only on Standard BioTools, (2) were for a duration of either 12 or 24 months and (3) terminated if, among other things, the party able to enforce the standstill entered into an agreement providing for a change of control transaction with a third party. One of these standstill provisions (not with SomaLogic) was subject to a “don’t ask, don’t waive” provision. Initial mutual management presentations were held and preliminary business due diligence was conducted with respect to each party, including SomaLogic on August 8, 2022 as described below. As a result, in the fourth quarter of 2022, Standard BioTools sent written non-binding indications of interest to three of these companies (none of which was SomaLogic). Each of these indications of interest was highly preliminary and involved a proposed acquisition using shares of Standard BioTools common stock or a combination of shares of Standard BioTools common stock and cash. Two of the indications of interest did not result in further discussions. One of the companies that was sent an indication of interest was subsequently acquired by another company and Standard BioTools engaged in preliminary discussions with the successor entity thereof in 2023, as referenced below. A more detailed description of the interactions between Standard BioTools and SomaLogic in 2022 is set forth below.

On June 23, 2022, Dr. Egholm and Roy Smythe, then-Chief Executive Officer of SomaLogic, held an introductory call to discuss potential interest in exploring a combination of Standard BioTools and SomaLogic. On July 12, 2022, Standard BioTools and SomaLogic entered into a new mutual confidential disclosure agreement to facilitate the exchange of diligence information. This mutual confidential disclosure agreement contained a standstill provision that (1) was binding only on Standard BioTools, (2) was for a duration of 12 months, (3) would terminate if, among other things, SomaLogic entered into an agreement providing for a change of control transaction with a third party and (4) was not subject to a “don’t ask, don’t waive” provision.

The discussions between SomaLogic and Standard BioTools progressed through initial business due diligence, including a preliminary meeting on August 8, 2022 at SomaLogic’s headquarters in Boulder, Colorado and a subsequent meeting on October 3, 2022 in San Diego, California. Eli Casdin recused himself from all deliberations of the SomaLogic Transaction Committee related to Standard BioTools during this period. The other members of the SomaLogic Transaction Committee oversaw the diligence process and attended the foregoing meetings. In November 2022, these preliminary discussions were terminated without any specific valuation or other terms being proposed or any written non-binding indication of interest being delivered.

In addition to the preliminary meetings with Standard BioTools, as part of the 2021-2022 SomaLogic Strategic Review, SomaLogic also entered into a mutual confidential disclosure agreement with a party referred to as Counterparty A on September 27, 2022 in order to discuss a potential combination with Counterparty A. This mutual confidential disclosure agreement did not include a standstill provision. Other than Standard BioTools and Counterparty A, no parties entered into confidential disclosure agreements or expressed interest in a potential strategic transaction with SomaLogic, and no substantive discussions emerged regarding potential transactions from the 2021-2022 SomaLogic Strategic Review. After reviewing the results of the outreach and the discussions with Standard BioTools and Counterparty A and the lack of any proposal for a strategic transaction, the SomaLogic Board decided to pause its exploration of strategic initiatives with Cowen in December 2022 and focus attention on implementing a cost savings plan.

On March 28, 2023, SomaLogic announced the appointment of Mr. Taich as interim Chief Executive Officer, the resignation of Dr. Smythe as Chief Executive Officer and as a member of the SomaLogic Board, the retirement of two independent members of the SomaLogic Board and the addition of four new independent members of the SomaLogic Board. The SomaLogic Board utilized the services of Mr. Carey (who had previously retired from, and no longer retained an ownership interest in, Perspective Group) in connection with its identification of the four new independent members. As part of the nomination process for the new directors, the SomaLogic Board determined that each of the new directors was independent under relevant laws, regulations and listing standards.

During 2023, Standard BioTools continued, pursuant to its business strategy, to actively explore other strategic opportunities with a range of companies, including private companies and public companies, in the life sciences tools sector that Standard BioTools assessed could potentially complement Standard BioTools’ business and align with its growth-focused strategy, including SomaLogic. As a result, in 2023, Standard BioTools’ entered into nine confidential disclosure agreements, including a new agreement with SomaLogic, as described below, of which three (including the confidential disclosure agreement with SomaLogic) contained a standstill provision on terms consistent with the description above (unless otherwise specified below). Initial mutual management presentations were held, and preliminary business due diligence was conducted with respect to each party. As a result, in the first, second and third quarters of 2023, Standard BioTools sent written non-binding indications of interest to five companies (including SomaLogic, as described further below). Each of these indications of interest was highly preliminary and involved a proposed acquisition using shares of Standard BioTools common stock or a combination of shares of Standard BioTools common stock and cash. None of these indications of interest resulted in further discussions, except with respect to SomaLogic, as described below in more detail.

In April 2023, the SomaLogic Transaction Committee, then consisting of Jason Ryan, Tom Carey, Troy Cox, Tycho Peterson and Mr. Casdin, reconvened to review SomaLogic’s past strategic discussions and outreach, and to oversee any future strategic process and review of strategic alternatives with a focus on strategic alternatives that would increase scale and the diversity of products and lead to enhanced operating efficiencies that would result in an accelerated path to profitability.

On April 28, 2023, Dr. Egholm, Mr. Kim and Mr. Taich held a telephone call in which Dr. Egholm and Mr. Kim congratulated Mr. Taich on his appointment as Interim Chief Executive Officer. The parties also had a high-level discussion as to whether there might be mutual interest in a potential combination of the two companies.

In early May 2023, SomaLogic engaged Perella Weinberg Partners LP (“PWP”) to assist in a new review of potential strategic initiatives, based on its qualifications, expertise, reputation, and its knowledge of SomaLogic’s business and the industry in which it operates. As described below, following the receipt of the June 16 Proposal (as defined below), PWP contacted 16 parties, at the direction of the SomaLogic Transaction Committee, to ascertain their interest in a potential strategic transaction with SomaLogic, as described below.

On May 15, 2023, at the direction of Standard BioTools’ independent directors, Centerview contacted PWP to discuss whether SomaLogic would be interested in reviving the prior discussions between SomaLogic and Standard BioTools regarding a potential combination of the two companies. Centerview and PWP held a further call on May 16, 2023 to discuss a potential combination.

During May and early June 2023, the management teams of each company maintained informal discussions with each other, including the periodic involvement of representatives of PWP and Centerview, to further explore the strategic rationale of a potential combination.

On June 6, 2023, the SomaLogic Board held a regularly scheduled board meeting (which Eli Casdin attended), with members of SomaLogic senior management and representatives of PWP, SomaLogic’s outside legal counsel, Fenwick & West LLP (“Fenwick”), and Boston Consulting Group (“BCG”) in attendance. At this meeting, the SomaLogic Board and representatives of PWP discussed SomaLogic’s potential strategic alternatives and the challenges to SomaLogic’s growth and profitability resulting from its current lack of scale and dependence on its proteomics analysis platform. A further description of such challenges are included in the section of this joint proxy statement/prospectus captioned “The Merger — SomaLogic’s Reasons for the Merger; Recommendation of the SomaLogic Board”. In addition, members of SomaLogic senior management and BCG reviewed, and the SomaLogic Board discussed, ~~an updated~~a proposed “base case” long-range financial plan through 2027 ~~(the “SomaLogic Forecast”)~~ that had been prepared by SomaLogic management, along with different scenarios based on alternative operating expense assumptions.~~, as described in the section of this joint proxy statement/prospectus captioned “The Merger — Summary of Certain SomaLogic Unaudited Prospective Financial Information”~~. The SomaLogic Board discussed this proposed forecast, and asked SomaLogic management to continue work refining it.

With the commencement of substantive discussions between Standard BioTools and SomaLogic in 2023 through the announcement of a definitive agreement on October 4, 2023, the Standard BioTools Board and the SomaLogic Board, each after considering relevant factors and after discussion, independently implemented the following corporate governance measures to enhance and protect the independence of deliberations by the boards of directors of both companies given Casdin Capital and Mr. Casdin’s relationships with both Standard BioTools and SomaLogic, as described herein. Specifically, (1) Mr. Casdin would be excluded from any board meetings, board deliberations and board communications at both companies that addressed the potential transaction, (2) each of Standard BioTools and SomaLogic separately established independent board transaction committees (which excluded Mr. Casdin) to oversee such process, as described further below, and (3) an appropriate recusal process would be utilized with respect to any ultimate board vote by either side, if the potential transaction were to progress to such a point. In addition, Mr. Casdin agreed to waive his right to notice of any board meeting or to receive information relating to any proposed transaction from either Standard BioTools, SomaLogic or representatives of either party. These measures were in place with respect to all the board meetings, board deliberations and board communications (including committees of the board) at both companies described below, unless otherwise noted. For a summary description of Casdin Capital’s and Mr. Casdin’s relationship as a stockholder, including as a holder of Series B-1 Preferred Stock, and as a member of the board of directors of each company, see “The Merger — Interests of Standard BioTools Directors and Executive Officers in the Merger — Relationships with Casdin Capital” beginning on page 124 of this joint proxy statement/prospectus.

On June 16, 2023, Standard BioTools management, after discussion with members of the Standard BioTools Board, delivered to SomaLogic a written preliminary, non-binding indication of interest outlining the terms of a proposed all-stock business combination (the “June 16 Proposal”). The June 16 Proposal proposed a transaction pursuant to which Standard BioTools would issue shares of its Common Stock to SomaLogic equityholders based on a fixed exchange ratio equal to between 1.2600 and 1.5200 shares of Standard BioTools Common Stock for each share of SomaLogic Common Stock, resulting in a post-closing ownership split of approximately 36% to 40% for Standard BioTools stockholders and 60% to 64% for SomaLogic stockholders on a fully diluted basis (including the Series B Preferred Stock on an as-converted basis and the settlement of Standard BioTools’ convertible notes on a “net basis” with cash being paid for the principal amount). The June 16 Proposal implied a price per share to SomaLogic stockholders of between $2.92 and $3.50, which represented a premium of approximately 0% to 20% based on SomaLogic’s 10-day volume weighted average price (“VWAP”) as of June 15, 2023 (which was $2.92), the last trading day prior to Standard BioTools’ delivery of the June 16 Proposal. The June 16 Proposal also proposed a period of exclusive negotiations. Mr. Casdin was recused from all discussions regarding the June 16 Proposal, which were conducted by the independent members of the Standard BioTools Board and, from and after July 7, 2023, by the Standard BioTools Transaction Committee, as described below.

Also on June 16, 2023, Standard BioTools and SomaLogic entered into a new mutual confidential disclosure agreement on the same terms as their prior confidential disclosure agreement, except with a mutual one-year standstill provision commencing on the date thereof that would terminate if, among other things, either party entered into an agreement providing for a change of control transaction with a third party, and having other standstill terms consistent with the prior confidential disclosure agreement.

In June 2023, following the receipt of the June 16 Proposal, Mr. Casdin ceased to be a member of the SomaLogic Transaction Committee and had no further involvement with the SomaLogic Transaction Committee. The SomaLogic Board believed that the members of the SomaLogic Transaction Committee did not have any relationships that would represent a conflict of interest with respect to a potential transaction with Standard BioTools.

Also on June 16, 2023, members of the SomaLogic Transaction Committee met, with Mr. Taich and representatives of PWP and Fenwick in attendance, to review the June 16 Proposal. The members of the SomaLogic Transaction Committee then requested that PWP prepare a financial review of the June 16 Proposal.

On June 21, 2023, the SomaLogic Transaction Committee met, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance, and discussed the June 16 Proposal. PWP reviewed the June 16 Proposal, including its terms and rationale, the trading prices of SomaLogic’s Common Stock and Standard BioTools’ Common Stock, and the pro forma financial contribution of the two parties to the combined company based on recent historical results. The SomaLogic Transaction Committee discussed the increased scale and cost synergies that could be realized by the combined company and potential value creation that may result from the combination of the two parties. The SomaLogic Transaction Committee discussed the ownership of Series B Preferred Stock of Standard BioTools by Casdin Capital and Viking, and each of their Series B Put Rights. The SomaLogic Transaction Committee and representatives of PWP then discussed other parties that might be interested in an acquisition of, or merger with, SomaLogic. Following discussion, the SomaLogic Transaction Committee directed PWP to contact Centerview to facilitate exploration of a potential transaction with Standard BioTools, and to indicate to Centerview that SomaLogic would need to complete diligence on Standard BioTools’ financial position and forecast, synergy expectations and other aspects of the proposed transaction prior to engaging in a substantive discussion regarding the material terms of the transaction, including the exchange ratio. In addition, the SomaLogic Transaction Committee directed PWP to inform Centerview that SomaLogic would not agree to exclusivity and would only explore a potential transaction that would not cause the Series B Put Right to become exercisable in the proposed transaction.

On June 22, 2023, representatives of PWP informed representatives of Centerview that SomaLogic would be willing to explore a potential transaction but would need to complete diligence on Standard BioTools’ financial position and forecast, synergy expectations and other aspects of the proposed transaction prior to engaging in a substantive discussion regarding the material terms of the transaction, including the exchange ratio. Representatives of PWP also indicated to representatives of Centerview that SomaLogic would not agree to exclusivity, and that SomaLogic would only explore a potential transaction that would not cause the Series B Put Right to become exercisable.

On June 24, 2023, the SomaLogic Transaction Committee met, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance, to discuss the June 16 Proposal and the status of discussions with Standard BioTools. A representative of Fenwick reviewed the terms of the Series B Preferred Stock and the transaction structure proposed in the June 16 Proposal, noting that the Series B Put Right would only be exercisable in a transaction that constituted a “Change of Control” as defined in the Certificates of Designations of the Series B Preferred Stock, and discussing the applicability of that definition to the transaction proposed by Standard BioTools. Representatives of PWP then discussed financial aspects of the June 16 Proposal.

On July 6, 2023, the SomaLogic Transaction Committee met, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance, to discuss the status of discussions and due diligence with Standard BioTools, as well as SomaLogic’s preparations for a management presentation to Standard BioTools. The SomaLogic Transaction Committee and representatives of PWP also discussed additional potential counterparties to contact to explore interest in a potential transaction with SomaLogic, and the SomaLogic Transaction Committee directed PWP to contact 16 parties that were identified at this meeting. PWP identified such parties based on its industry knowledge and expertise. Representatives of PWP then left the meeting, and the SomaLogic Transaction Committee discussed the terms proposed by PWP for its engagement.

Beginning on July 7, 2023, PWP contacted these potential strategic counterparties.

On July 7, 2023, the Standard BioTools Board formed a new transaction committee (the “Standard BioTools Transaction Committee”) in furtherance of the corporate governance measures already implemented and to provide an additional layer of oversight to the transaction process and an added resource for the Standard BioTools management team. The Standard BioTools Transaction Committee consisted of Fenel Eloi, Martin Madaus and Frank Witney. Mr. Casdin was not made a member of the Standard BioTools Transaction Committee. The members of the Standard BioTools Transaction Committee did not have any relationships that would represent a conflict of interest with respect to a potential transaction with SomaLogic. The Standard BioTools Transaction Committee was empowered to review and evaluate any potential transaction, to negotiate the terms of the proposed transaction and to make a recommendation to the Standard BioTools Board with respect thereto. The Standard BioTools Board did not delegate any authority to approve a transaction to the Standard BioTools Transaction Committee.

During the second week of July 2023, reciprocal management presentations occurred between Standard BioTools and SomaLogic, with representatives of PWP and Centerview in attendance. ~~Specifically, on~~On July 10, 2023, members of Standard BioTools management, including Dr. Egholm, Mr. Kim and Jeff Black (Standard BioTools’ Chief Financial Officer), provided an overview of Standard BioTools, including Standard BioTools’ current business operations and financial forecast to members of SomaLogic management, including Mr. Taich and Jason Ryan, Chairman of the SomaLogic Board. ~~On July 12, 2023, members of SomaLogic management, including Mr. Taich and Chairman Ryan, gave an overview of SomaLogic, including SomaLogic’s business, operations, management team, technology, intellectual property and the SomaLogic Forecast, to members of Standard BioTools management, including Dr. Egholm,Mr. Kim and Mr. Black.~~

On July 11, 2023, the SomaLogic Board met (with Mr. Casdin participating for a portion of the meeting) with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance. During this meeting, the SomaLogic Board reviewed an updated version of a long-range financial plan through 2027 (the “SomaLogic Forecast”) that had been prepared by SomaLogic management, as described in the section of this joint proxy statement/prospectus captioned “The Merger — Summary of Certain SomaLogic Unaudited Prospective Financial Information”. This updated version reflected (i) changes in revenue growth assumptions, providing for increased revenue in 2025 and 2026 and decreased revenue in 2024 and 2027 as compared to the proposed forecast reviewed at the June 6, 2023 meeting of the SomaLogic Board (and a compound annual growth rate of 23% over the five year period as compared to 25% in the June 6 forecast), (ii) increased margins due to a shift in revenue mix and increased reliance on OEM partners, (iii) reduced operating expenses from 2024 through 2027, and (iv) increases in free cash flow in each year. The somewhat reduced revenue reflected the reduced expenditures on operating expenses, which (together with the improved margins) more than offset the effect of the reduced revenue, leading to increased profitability, generating positive free cash flow by 2026, while the forecast reviewed at the June 6 meeting reflected negative free cash flow in each year through 2027. This review was followed by a closed board session from which Mr. Casdin was recused. During this closed board session, the SomaLogic Transaction Committee members and representatives of PWP provided an update regarding the status of discussions with Standard BioTools and the results of ongoing outreach to other potential counterparties.

On July 12, 2023, members of SomaLogic management, including Mr. Taich and Chairman Ryan, gave an overview of SomaLogic, including SomaLogic’s business, operations, management team, technology, intellectual property and the SomaLogic Forecast, to members of Standard BioTools management, including Dr. Egholm, Mr. Kim and Mr. Black.

Between July 12, 2023 and August 2023, members of Standard BioTools and SomaLogic management continued to discuss business diligence matters and synergy opportunities of a potential combination.

On July 17, 2023, SomaLogic executed a mutual confidential disclosure agreement with a party referred to as Counterparty B. This mutual confidential disclosure agreement included a one-year mutual standstill provision that would terminate if, among other things, either party entered into an agreement providing for a change of control transaction with a third party. The standstill was not subject to a “don’t ask, don’t waive” provision. The standstill terminated upon the execution of the Merger Agreement between SomaLogic and Standard BioTools.

On July 19, 2023, the SomaLogic Transaction Committee met, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance, and reviewed the status of due diligence related to Standard BioTools, as well as interactions with other potential counterparties for a transaction. Mr. Taich also noted that SomaLogic had engaged BCG and DeciBio Consulting to conduct a due diligence review of Standard BioTools’ intellectual property and technology. Representatives of PWP also reviewed with the SomaLogic Transaction Committee the status of PWP’s outreach to other potential transaction counterparties, noting that a meeting was scheduled for July 20, 2023 with Counterparty B and a call was being scheduled with a party referred to as Counterparty C.

Also on July 19, 2023, Chairman Ryan spoke with the Chief Executive Officer of Counterparty A to discuss interest on the part of Counterparty A in a potential transaction, and the Chief Executive Officer of Counterparty A indicated that Counterparty A was not interested in pursuing a potential transaction.

Also on July 20, 2023, members of SomaLogic senior management and representatives of PWP met with representatives of Counterparty B, and discussed SomaLogic’s business, operations, management team, technology, intellectual property and the SomaLogic Forecast. On July 27, 2023, Counterparty B indicated to PWP that it would not propose an acquisition and was primarily interested in a minority investment as Counterparty B did not believe SomaLogic’s financial profile would support a full acquisition of SomaLogic by Counterparty B.

On July 27, 2023, Mr. Taich held a call with Counterparty C to discuss interest on the part of Counterparty C in a potential strategic transaction. Counterparty C indicated that it was not interested in pursuing a potential strategic transaction as Counterparty C was focused on continuing its operations as an independent company.

On July 28, 2023, the SomaLogic Transaction Committee met, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance. Representatives of PWP presented a preliminary financial analysis of the transaction proposed in the June 16 Proposal and a sensitivity analysis based on different growth scenarios for each company, and discussed potential synergies that might result from a combination with Standard BioTools, and the SomaLogic Transaction Committee discussed the Standard BioTools Forecast.

Also on July 28, 2023, representatives of SomaLogic management, members of the SomaLogic Transaction Committee, representatives of PWP and BCG met with representatives of Standard BioTools management to discuss Standard BioTools’ financial performance in the second quarter of 2023 and certain other commercial and financial diligence matters pertaining to Standard BioTools.

On August 1, 2023, the Standard BioTools Board held a virtual meeting, in which members of Standard BioTools management and representatives of Centerview and Standard BioTools’ outside legal counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz”), discussed the status of the SomaLogic proposal and other potential opportunities. Representatives from Mintz reiterated the fiduciary duties of directors under Delaware law in the context of a strategic transaction, including the SomaLogic proposal, and the corporate governance practices being followed, as described above.

On August 2, 2023, the SomaLogic Transaction Committee met, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance, and reviewed the status of due diligence conducted by SomaLogic with respect to Standard BioTools. PWP then reviewed the outreach to potential transaction counterparties, providing an update on the 16 different counterparties, including Counterparty B and Counterparty C and the 14 other counterparties, including parties referred to as Counterparty E, Counterparty F, and Counterparty G. Representatives of PWP noted that Counterparty B indicated an interest in reviewing SomaLogic’s technology, but that Counterparty B’s interest was in a potential minority investment and not an acquisition. Representatives of PWP also noted that Counterparty E and Counterparty F had not followed up to indicate interest in exploring a transaction after PWP’s outreach. Representatives of PWP noted that Counterparty G was interested in an investment, but not an acquisition, Counterparty A was not interested in pursuing a potential transaction and that there was no interest in discussions from the remaining nine counterparties. Representatives of PWP also discussed each of the 16 potential counterparties from a strategic, financial and potential synergy perspective. Other than as noted elsewhere, none of the potential counterparties contacted by PWP entered into a confidential disclosure agreement in connection with this outreach.

On August 9, 2023, the SomaLogic Transaction Committee met, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance. Representatives of PWP reviewed with the SomaLogic Transaction Committee a preliminary financial analysis of the proposed transaction contemplated by the June 16 Proposal and a sensitivity analysis based on different growth scenarios for each of SomaLogic and Standard BioTools.

Between August 9 and August 12, 2023, representatives of PWP and Fenwick worked with members of the SomaLogic Transaction Committee to develop a counterproposal to Standard BioTools’ June 16 Proposal, with a focus on the proposed exchange ratio, board composition and treatment of the Series B Put Right.

On August 10, 2023, representatives of SomaLogic management and Standard BioTools management held a call with representatives of PWP and Centerview in attendance, to discuss potential synergies. The parties discussed potential revenue and cost synergies, cross-selling opportunities, customer base overlap, Standard BioTools’ global footprint, product pipeline synergies and other potential synergies.

On August 11, 2023, the SomaLogic Board met, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance. Chairman Ryan reviewed the June 16 Proposal with the SomaLogic Board. In addition, Chairman Ryan discussed SomaLogic’s due diligence with respect to Standard BioTools’ technology. Mr. Taich then discussed the strategic rationale for a business combination between SomaLogic and Standard BioTools. This strategic rationale is described in further detail in the section of this joint proxy statement/prospectus captioned “The Merger — SomaLogic’s Reasons for the Merger; Recommendation of the SomaLogic Board”. Representatives of PWP then reviewed a preliminary financial analysis of the proposed transaction, as well as a preliminary analysis of the pro forma financial contribution of the two parties to the combined company based on recent historical and projected results, a sensitivity analysis based on different growth scenarios for each company and an illustrative analysis comparing the value to SomaLogic stockholders of the combined company (giving effect to anticipated synergies) to SomaLogic on a standalone basis, under different revenue growth scenarios for each of Standard BioTools and SomaLogic. Representatives of PWP and Mr. Taich then reviewed the outreach that had been conducted to other parties to assess their potential interest in a transaction with SomaLogic, and the responses received from these parties. PWP noted 16 potential counterparties were contacted about their interest in exploring a potential transaction with SomaLogic, of which 11 had declined to engage in discussions. As of August 11, 2023 four remaining potential counterparties had not yet confirmed or declined interest in discussions (though those parties ultimately did not express interest in discussions). Counterparty B had engaged in discussions with SomaLogic with respect to exploring a potential transaction but had previously indicated such interest was primarily in a minority investment, which the SomaLogic Board did not consider to be in the best interests of SomaLogic or its stockholders given SomaLogic’s existing cash resources and market valuation, which would make a minority investment unnecessary and dilutive, and the fact that a minority investment would not address SomaLogic’s goal of increasing its scale, diversifying its services and products, and achieving synergies and operating improvements. The SomaLogic Board then discussed a potential counterproposal to the June 16 Proposal in which Standard BioTools would issue 1.5200 shares of Standard BioTools Common Stock in exchange for each share of SomaLogic’s Common Stock (the high end of the range proposed by Standard BioTools in the June 16 Proposal). During an executive session in which no member of SomaLogic management was present, the SomaLogic Board discussed governance and management considerations for the combined company, including the proposed composition of the board of directors of the combined company, and the potential roles of Mr. Taich and of Shane Bowen in the combined company. The SomaLogic Board then discussed the impact of the proposed merger on SomaLogic’s employees, including the effect of the proposed transaction under SomaLogic’s employee change of control arrangements. Following further discussion, the SomaLogic Board directed representatives of PWP to communicate to Standard BioTools that SomaLogic would be willing to further engage in discussions for a potential transaction on revised terms of a fixed exchange ratio equal 1.5200 shares of Standard BioTools Common Stock for each share of SomaLogic Common Stock (the high end of the range proposed by Standard BioTools in the June 16 Proposal).

On August 12, 2023, representatives of PWP contacted representatives of Centerview to present a counterproposal to the June 16 Proposal (the “August 12 Proposal”). The August 12 Proposal provided for (1) a fixed exchange ratio of 1.5200 shares of Standard BioTools Common Stock for each share of SomaLogic Common Stock, resulting in a post-closing ownership split of approximately 36% for Standard BioTools stockholders and 64% for SomaLogic stockholders on a fully diluted basis, (2) a combined company board consisting of seven members, with three directors designated by Standard BioTools and four directors (including the Chairperson) designated by SomaLogic, (3) an executive team to be led by Dr. Egholm serving as Chief Executive Officer and Mr. Black serving as Chief Financial Officer of the combined company and (4) the removal of the Series B Put Right for any “Change of Control” transactions. The August 12 Proposal implied a price per share to SomaLogic stockholders of $3.89, which represented a premium of approximately 67% based on SomaLogic’s 10-day VWAP as of August 9, 2023. Representatives of Centerview indicated that Standard BioTools would review the proposal but would need to complete additional due diligence before engaging in negotiations regarding the proposed exchange ratio.

On August 17, 2023, the Standard BioTools Transaction Committee held a virtual meeting, in which members of Standard BioTools management, Carlos Paya, M.D., Ph.D., the Chairman of the Board, and representatives of Centerview discussed the status of the SomaLogic proposal, including due diligence and other business matters. ~~The~~Based on the results of its financial diligence and the relative movements in share prices of SomaLogic and Standard BioTools, the Standard BioTools Transaction Committee resolved to make a counterproposal to SomaLogic consisting of the following: (1) a fixed exchange ratio of 0.8469 shares of Standard BioTools Common Stock for each share of SomaLogic Common Stock, resulting in a post-closing ownership split of approximately 50% for Standard BioTools’ stockholders and 50% for SomaLogic’s stockholders on a fully diluted basis, (2) a combined company board consisting of seven members, with three directors designated by Standard BioTools (one of whom would serve as Chairperson and one of whom would be the Series B-2 Preferred Stock director designated by Viking), three directors designated by SomaLogic and one director designated in accordance with the existing Series B-1 Certificate of Designations, (3) Dr. Egholm would serve as Chief Executive Officer and Mr. Black would serve as Chief Financial Officer of the combined company and (4) the retention of the Series B Put Right under its existing terms (the “August 17 Proposal”). The August 17 Proposal implied a price per share of $2.30, which represented a premium of approximately 9% based on SomaLogic’s 10-day VWAP as of August 17, 2023.

Following the meeting, at the direction of the Standard BioTools Transaction Committee, representatives of Centerview held a telephone call with representatives of PWP to convey the terms of the August 17 Proposal.

On August 18, 2023, the SomaLogic Transaction Committee met, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance, to review the August 17 Proposal. After discussion, the SomaLogic Transaction Committee determined that the August 17 Proposal did not provide sufficient value to the SomaLogic stockholders, and instructed PWP to communicate to Standard BioTools, through Centerview, that SomaLogic would not be willing to proceed with a transaction at the reduced exchange ratio proposed in the August 17 Proposal and that, while SomaLogic remained ready to engage if Standard BioTools were to propose improved terms, SomaLogic would pursue other strategic alternatives.

On August 18, 2023, representatives of PWP spoke by telephone with representatives of Centerview and, as directed by the SomaLogic Transaction Committee, informed the representatives of Centerview that the August 17 Proposal was unacceptable to SomaLogic, and did not make a counterproposal.

On August 19, 2023, at the direction of Standard BioTools management following discussion with members of the Standard BioTools Transaction Committee, representatives of Centerview contacted representatives of PWP to convey an updated proposal from Standard, which increased the proposed exchange ratio to 0.9000 shares of Standard BioTools Common Stock for each share of SomaLogic Common Stock, resulting in a post-closing ownership split of approximately 48% for Standard BioTools’ stockholders and 52% for SomaLogic’s stockholders on a fully diluted basis (the “August 19 Proposal”). The August 19 Proposal implied a price per share of $2.42, which represented a premium of approximately 20% based on SomaLogic’s 10-day VWAP as of August 18, 2023. Representatives of PWP promptly conveyed the August 19 Proposal to members of SomaLogic senior management and members of the SomaLogic Transaction Committee.

The SomaLogic Transaction Committee met again on August 23 and August 25, 2023, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance, to review the status of interactions with Standard BioTools. During the August 25, 2023 meeting, representatives of PWP reviewed a preliminary financial analysis of the August 19 Proposal, as well as a sensitivity analysis based on different growth scenarios for each company. PWP also reviewed an illustrative analysis comparing the value to SomaLogic stockholders of the combined company (giving effect to anticipated synergies) to SomaLogic on a standalone basis, under different revenue growth scenarios for each of Standard BioTools and SomaLogic. The SomaLogic Transaction Committee determined at each meeting not to engage in further discussions with Standard BioTools on the basis of the August 19 Proposal. Given the foregoing, at the meeting on August 25, 2023, the SomaLogic Transaction Committee and members of SomaLogic management discussed the viability of, and risks associated with, a hypothetical scenario for SomaLogic’s operations that was under development by SomaLogic management at the direction of the SomaLogic Board, including significant restructuring and reductions in expenses, de-prioritization of new product development, and increased reliance on the collaboration with Illumina.

On August 28, 2023, representatives of Centerview contacted representatives of PWP to inquire about the status of SomaLogic’s consideration of the August 19 Proposal. Representatives of PWP informed representatives of Centerview that the parties remained too far apart on the exchange ratio to continue working together on a potential transaction.

Later that day, Dr. Egholm and Chairman Ryan spoke by telephone about the status of the August 19 Proposal. Chairman Ryan indicated to Dr. Egholm that SomaLogic and Standard BioTools remained too far apart on the exchange ratio and that as a result, SomaLogic would not engage in further discussions with Standard BioTools on the basis of the August 19 Proposal.

On August 29, 2023, the SomaLogic Transaction Committee met, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance. The SomaLogic Transaction Committee discussed a hypothetical scenario for SomaLogic’s operations in the event that it remained an independent company and did not complete a transaction with Standard BioTools or any another counterparty~~.~~ and provided feedback to SomaLogic management on that scenario. The SomaLogic Transaction Committee also reconfirmed its desire to not engage in further discussions with Standard BioTools on the basis of the August 19 Proposal.

On September 1, 2023, the SomaLogic Compensation Committee met, with members of SomaLogic senior management and representatives of Fenwick and Pearl Meyers & Partners LLC in attendance. The SomaLogic Compensation Committee discussed, among other things, the change in control benefits for the SomaLogic executive team.

On September 6, 2023, Dr. Egholm and Chairman Ryan spoke again by telephone regarding the terms of a potential transaction. Chairman Ryan again conveyed to Dr. Egholm that that the August 19 Proposal did not provide sufficient value to SomaLogic stockholders.

On September 7, 2023, the Standard BioTools Transaction Committee held a virtual meeting, in which members of Standard BioTools management and Chairman Paya discussed the status of the August 19 Proposal. Following the meeting, Dr. Egholm spoke by telephone with Chairman Ryan to deliver a revised proposal, as authorized by the Standard BioTools Transaction Committee, providing for a fixed exchange ratio of 1.0700 shares of Standard BioTools Common Stock for each share of SomaLogic Common Stock, resulting in a post-closing ownership split of approximately 44% for Standard BioTools stockholders and 56% for SomaLogic stockholders on a fully diluted basis and a combined company board and management composition consistent with the August 17 Proposal (the “September 7 Proposal”). The September 7 Proposal implied a price per share of $3.22 for SomaLogic, which represented a premium of approximately 46% based on SomaLogic’s 10-day VWAP as of September 6, 2023.

Later in the day on September 7, 2023, following the receipt of the September 7 Proposal, the SomaLogic Transaction Committee met, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance, to review the September 7 Proposal. During the meeting, representatives of PWP provided a preliminary financial analysis of the September 7 Proposal. Following discussion, the SomaLogic Transaction Committee directed Chairman Ryan to engage in negotiations with Dr. Egholm regarding the September 7 Proposal and to negotiate the best exchange ratio available (but no less than that proposed in the September 7 Proposal) and reach agreement that a SomaLogic designee would serve as the Chairperson of the combined board of directors.

Later that day, Chairman Ryan telephoned Dr. Egholm to deliver a revised proposal consisting of the following: (1) a fixed exchange ratio of 1.11 shares of Standard BioTools Common Stock for each share of SomaLogic Common Stock, resulting in a post-closing ownership split (based on each company’s capitalization as of such date) of approximately 44% for Standard BioTools stockholders and 56% for SomaLogic stockholders on a fully diluted basis, (2) the combined company’s board would consist of seven members, with three directors designated by each of Standard BioTools (including the Series B-2 Preferred Stock director designated by Viking) and SomaLogic, and one director designated in accordance with the existing Series B-1 Certificate of Designations, (3) one of SomaLogic’s designees would serve as the Chairperson of the combined board of directors and (4) Dr. Egholm would serve as Chief Executive Officer and Mr. Black would serve as Chief Financial Officer of the combined company (the “September 7 Counterproposal”). The September 7 Counterproposal implied a price per share of $3.34 for SomaLogic, which represented a premium of approximately 51% based on SomaLogic’s 10-day VWAP as of September 6, 2023.

On September 8, 2023, Standard BioTools management presented the September 7 Counterproposal to the Standard BioTools Transaction Committee. The committee evaluated the September 7 Counterproposal and, after discussing the financial and other terms of the September 7 Counterproposal, the risks and benefits to Standard BioTools and its stockholders of entering into a transaction with SomaLogic on the terms of the September 7 Counterproposal and considerations described under “The Merger — Standard BioTools’ Reasons for the Merger; Recommendation of the Standard BioTools Board” below, the committee recommended that Standard BioTools management pursue the negotiation of a transaction with SomaLogic on the terms of the September 7 Counterproposal.

On September 8, 2023, the SomaLogic Board met, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance. Mr. Casdin had been provided prior notice of, and the agenda for, this meeting, having been scheduled previously to discuss SomaLogic’s financial planning, but did not participate in this meeting in light of its changed focus to be on the September 7 Counterproposal. Mr. Taich presented to the SomaLogic Board a draft of a hypothetical scenario for SomaLogic’s operations in the event that it remained an independent company including significant restructuring and reductions in expenses, de-prioritization of new product development, and increased reliance on the collaboration with Illumina. The SomaLogic Board discussed the assumptions underlying that hypothetical scenario, as well as the risks associated with implementing it, including the risk that expense reductions would lead to a reduction in revenue and the risk of reliance on ~~the~~a single collaboration ~~with Illumina.~~partner. The SomaLogic Board did not believe this scenario to be attainable, or a viable basis for planning, as it reflected continued revenue growth notwithstanding these cost reduction measures (albeit at a slower rate than the SomaLogic Forecast, with revenue growing at a compound annual growth rate of 18% over the five year period). As a result, this hypothetical scenario was not further developed by SomaLogic management, or utilized by the SomaLogic Board in its review and evaluation of the Merger. PWP was asked not to utilize this hypothetical scenario in its ultimate analysis or its opinion. This hypothetical forecast is described in more detail in the section of this joint proxy statement/prospectus captioned “The Merger — Summary of Certain SomaLogic Unaudited Prospective Financial Information”. Representatives of PWP then reviewed a preliminary financial analysis of the proposed transaction, as well as a sensitivity analysis based on different growth scenarios for each company. The SomaLogic Board and representatives of PWP then discussed an illustrative analysis comparing the value to SomaLogic stockholders of the combined company (giving effect to anticipated synergies) to SomaLogic on a standalone basis, under different revenue growth scenarios for each of Standard BioTools and SomaLogic. In addition, representatives of PWP discussed the negotiations that had occurred with Standard BioTools with respect to the proposed exchange ratio for the transaction as well as the other terms of the September 7 Counterproposal. The SomaLogic board also discussed the terms of the Series B Preferred Stock, including the Series B Put Right. In addition, representatives of PWP reviewed with the SomaLogic Board the status of the outreach that had been conducted to other potentially interested parties. As part of this update, the representatives of PWP noted that the four potential counterparties from which PWP had not received a response as of the August 11, 2023 board meeting had since confirmed that they were not interested in a potential transaction. Representatives of PWP then left the meeting and a representative of Fenwick reviewed the fiduciary duties of the SomaLogic Board in evaluating the proposed transaction with Standard BioTools. The SomaLogic Board discussed the potential risks and benefits of the proposed transaction compared to SomaLogic’s stand-alone prospects and the impact of the proposed transaction on SomaLogic’s employees, including the effect of the merger under SomaLogic’s employee change of control arrangements. The SomaLogic Board directed SomaLogic management to pursue the negotiation of a transaction with Standard BioTools on the terms of the September 7 Counterproposal. The SomaLogic Board also discussed the role of Cowen in the transaction, who, from time to time during August and September 2023, had discussions with members of SomaLogic senior management and members of the SomaLogic Transaction Committee regarding the negotiations with Standard BioTools and the potential benefits of the proposed transaction with Standard BioTools, and authorized SomaLogic to enter into a new engagement letter with Cowen reflecting this role.

Later in the day on September 8, 2023, representatives of Mintz and Fenwick met to discuss transaction planning and related workstreams. Representatives of Mintz informed representatives of Fenwick that they were preparing a draft merger agreement for the proposed transaction. Representatives of Fenwick and Mintz also discussed the potential process for the proposed transaction.

Also on September 8, 2023, PWP and SomaLogic entered into an engagement letter confirming the terms on which PWP was acting as financial advisor to SomaLogic.

Between September 12, 2023 and September 20, 2023, Standard BioTools and SomaLogic management and advisors to each company conducted site visits of SomaLogic’s research and development, manufacturing and operations facility in Boulder, Colorado and Standard BioTools’ research and development, manufacturing and operations facilities in South San Francisco, California and Markham, Ontario, Canada and discussed, among other things, additional synergy opportunities.

On September 13, 2023, Mintz sent an initial draft of the merger agreement to Fenwick, consistent with the September 7 Counterproposal and containing other terms customary for similar transactions. The initial draft merger agreement provided for customary fiduciary rights of each company’s board of directors to consider and react to any “Superior Proposal” received on an unsolicited basis following the execution of a definitive merger agreement, subject to compliance with standard notice and informational rights. However, it required that the proposed transaction be brought to the respective stockholders at a special meeting of stockholders for their consideration and for a vote of approval or not, regardless of whether either board had exercised its right to change its recommendation on fiduciary grounds for a “Superior Proposal” or an “Intervening Event”, as defined in the merger agreement (the “Force the Vote Provision”). The initial draft merger agreement also contemplated the receipt of customary voting agreements supporting the proposed transaction from each company’s executive officers and directors, Viking in its capacity as a stockholder of Standard BioTools, Casdin Capital in its capacity as a stockholder in each company and Mr. Casdin individually in his capacity as a director of each company. The initial draft of the merger agreement also proposed a termination fee payable by each party under certain customary circumstances in an amount equal to 4% of the applicable party’s equity value.

On September 17, 2023, Fenwick sent to Mintz a revised draft of the merger agreement. Among other revisions, the revised draft proposed a requirement to obtain an amendment to the Series B-1 Certificate of Designations and the Series B-2 Certificate of Designations to remove the Series B Put Right for any “Change of Control” transaction. The revised draft of the merger agreement also included obligations for Standard BioTools to provide for equal treatment of Standard BioTools and SomaLogic employees following the closing and a termination fee under certain customary circumstances in the amount of 3.5% of the applicable party’s equity value.

Beginning on September 20, 2023, the respective representatives and advisors of each of Standard BioTools and SomaLogic were granted access to the other company’s electronic data room and commenced their confirmatory due diligence review. From September 20, 2023 through October 3, 2023, members of Standard BioTools and SomaLogic management and each company’s respective representatives and advisors continued discussions, negotiations and diligence surrounding the potential transaction and its terms, including meetings and telephone calls to discuss potential synergies, commercial relationships, regulatory matters, intellectual property and due diligence matters and the composition of the management team of the combined company. During this time, each of Standard BioTools and SomaLogic continued to make information available for the other party in their respective electronic data rooms.

On September 20, 2023, Mintz sent to Fenwick a revised draft of the merger agreement addressing many of the revisions requested by Fenwick but excluding the requirement that Standard BioTools obtain from each of Casdin Capital and Viking an amendment of the Series B-1 Certificate of Designations and the Series B-2 Certificate of Designations to remove the Series B Put Right for any “Change of Control” transaction. The revised draft proposed a termination fee under certain specified circumstances of 3.9% of the applicable party’s equity value.

On September 21, 2023, the SomaLogic Transaction Committee met, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance, and discussed the status of due diligence and merger agreement negotiations, including the Series B Put Right and the revised draft of the merger agreement received on September 20, 2023. The members of SomaLogic senior management then left the meeting, and the SomaLogic Transaction Committee discussed the role of members of SomaLogic senior management at the combined company, and the effect of the merger under SomaLogic’s employee change of control arrangements.

On September 22, 2023, the Standard BioTools Board held a virtual meeting, in which members of Standard BioTools management and representatives of Centerview and Mintz discussed the status of the proposed transaction with SomaLogic. Members of Standard BioTools management and representatives of Centerview and Mintz provided updates about the proposed transaction, including with respect to the companies’ respective due diligence processes and findings, the strategic fit of the two companies’ business and technology, status of legal documentation and material terms, preparation of transaction announcement communications and related matters. The Standard BioTools Board instructed management and its advisors to continue discussions with SomaLogic concerning the proposed transaction.

On September 22, 2023, Mintz and Fenwick met to discuss the September 20 draft of the merger agreement, during which Fenwick proposed that the Force the Vote Provision in the merger agreement be replaced with the right for either party to terminate the merger agreement in order to enter into a definitive agreement for a Superior Proposal that did not result from a breach of the non-solicitation provisions of the merger agreement (the “Fiduciary Termination Right”). Mintz and Fenwick also discussed whether Standard BioTools would be required to obtain from Casdin Capital and Viking an amendment to the Series B-1 Certificate of Designations and the Series B-2 Certificate of Designations to remove the Series B Put Right for any “Change of Control” transaction and the termination fee payable under certain customary circumstances.

Beginning on September 25, 2023 representatives of SomaLogic and Standard BioTools discussed the potential roles of Mr. Taich and Mr. Bowen in the combined company and negotiated the terms of such roles through October 1, 2023.

On September 25, 2023, representatives of Mintz held a telephone call with the legal representatives of Casdin Capital. Given that Mr. Casdin had been excluded from the process, including board meetings and updates, for corporate governance reasons, the purpose of the discussion was to confidentially inform Casdin Capital’s legal representatives that the Standard BioTools Board was close to being in a position to approve a definitive merger agreement with SomaLogic. Several corporate governance matters would need to be addressed in advance of any such approval. First, pursuant to the Series B-1 Certificate of Designations, the consent of the Series B-1 Preferred Stock director (Mr. Casdin) was required for such a transaction. For corporate governance reasons, the parties discussed the possibility of Casdin Capital formally waiving the consent of the Series B-1 Preferred Stock director, thereby enabling Mr. Casdin to recuse himself from such vote. Second, Mintz notified the legal representatives of Casdin Capital that the draft merger agreement contemplated obtaining customary voting agreements supporting the transaction from Casdin Capital in its capacity as a stockholder in each company and Mr. Casdin individually in his capacity as a director of each company. Third, Mintz relayed the position of SomaLogic that it was seeking to require Standard BioTools to obtain from both Casdin Capital and Viking an agreement to amend the Series B-1 Certificate of Designations and the Series B-2 Certificate of Designations to remove the Series B Put Right for any “Change of Control” transactions. The foregoing discussion was had pursuant to the terms of an existing confidentiality agreement between Standard BioTools and Casdin Capital.

Also on September 25, 2023, representatives of Mintz held a telephone call with a legal representative of Viking to confidentially inform Viking that the Standard BioTools Board was close to being in a position to approve a definitive merger agreement with SomaLogic. Mintz similarly notified Viking that the merger agreement contemplated delivery by Viking, in its capacity as a stockholder of Standard BioTools, of a customary voting agreements supporting the transaction and that SomaLogic was seeking an agreement from both Casdin Capital and Viking to amend the Series B-1 Certificate of Designations and the Series B-2 Certificate of Designations to remove the Series B Put Right for any “Change of Control” transactions. The foregoing discussion was had pursuant to the terms of an existing confidentiality agreement between Standard BioTools and Viking.

On September 25, 2023, Fenwick sent to Mintz a revised draft of the merger agreement, which, among other changes, replaced the agreement’s Force the Vote Provision with the Fiduciary Termination Right and proposed to remove the Series B Put Right for any “Change of Control” transaction, and a termination fee under certain customary circumstances in the amount of 3.6% of the applicable party’s equity value.

From September 26, 2023 until October 3, 2023, Standard BioTools and SomaLogic, through their representatives at Mintz and Fenwick, respectively, negotiated the potential terms of voting agreements with Casdin Capital and Viking. These agreements would obligate a holder of shares of capital stock of either company to, among things, votes such shares in favor of the transaction and against competing proposals, and were being sought from the executive officers, directors and affiliated stockholders of each company. During the first week of October 2023, Casdin Capital informed Standard BioTools and SomaLogic that neither it nor Mr. Casdin would enter into voting agreements with either company.

During this same period, Standard BioTools and SomaLogic, through their representatives at Mintz and Fenwick, respectively, continued discussions with legal representatives of Casdin Capital and Viking regarding SomaLogic’s request that Casdin Capital and Viking both agree to remove the Series B Put Right for any “Change of Control” transaction. On or about September 27, 2023, legal representatives of Casdin Capital notified Mintz that Casdin Capital would not agree to remove Casdin Capital’s Series B Put Right for any “Change of Control” transaction. On or about September 27, 2023, legal representatives of Viking notified Mintz that Viking would not agree to remove Viking’s Series B Put Right for any “Change of Control” transaction.

On September 27, 2023, the SomaLogic Transaction Committee met, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance, and discussed the status of due diligence and merger agreement negotiations, including the rejection by the holders of the Series B Preferred Stock of SomaLogic’s request that such holders agree to remove the Series B Put Right for any “Change of Control” transactions.

Between September 28 and October 1, 2023, representatives of Fenwick and members of the SomaLogic Transaction Committee discussed whether SomaLogic could proceed with the proposed transaction without the removal of the Series B Put Right for any “Change of Control” transaction. On October 1, 2023, a representative of Fenwick indicated to legal representatives of Casdin Capital that, while SomaLogic was considering whether it could accept this position, SomaLogic would nonetheless request an acknowledgment from Casdin Capital and Viking that the Series B Put Right would not be triggered by the proposed transaction, which acknowledgment Casdin Capital and Viking provided in writing to the companies prior to the execution of the merger agreement.

On September 28, 2023, Mintz sent to Fenwick a revised draft of the merger agreement, which, among other changes, restored the Force the Vote Provision and proposed a compromise on the size of the termination fee under certain customary circumstances of 3.75% of the applicable party’s equity value.

Representatives of Fenwick met later in the day with Chairman Ryan to review key issues in the revised merger agreement.

On September 29, 2023, Fenwick sent to Mintz a revised draft of the merger agreement. The revised draft of the merger agreement accepted the proposed termination fee under certain specified circumstance of 3.75% of the applicable party’s equity value.

On October 1, 2023, Mintz sent to Fenwick a revised draft merger agreement.

On October 1, 2023, the SomaLogic Board met, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance. Prior to the meeting, SomaLogic management circulated to the SomaLogic Board the draft merger agreement and the related ancillary documents, including a summary of the material terms of the proposed transaction. Chairman Ryan reviewed with the SomaLogic Board the status of negotiations between SomaLogic and Standard BioTools and the due diligence conducted by SomaLogic and its representatives, including the review conducted by BCG and DeciBio Consulting of Standard BioTools’ intellectual property and technology. Representatives of PWP then reviewed with the SomaLogic Board the history of the negotiations with Standard BioTools, reviewed a preliminary financial analysis of the proposed exchange ratio based on the SomaLogic Forecast and a sensitivity analysis based on different growth scenarios for each company and discussed cost synergies that might be realized as a result of the proposed transaction. In addition, representatives of PWP discussed the impact of the conversion terms of Standard’s Series B Preferred Stock on the pro forma combined capitalization of the combined company. Mr. Taich and Chairman Ryan then reviewed with the SomaLogic Board the preliminary third quarter financial results for each of SomaLogic and Standard BioTools. The SomaLogic Board and representatives of Fenwick discussed the rejection by the holders of the Series B Preferred Stock of SomaLogic’s request that such holders remove the Series B Put Right for any “Change of Control” transactions, and discussed whether SomaLogic could proceed with the proposed transaction without the removal of that right, and the SomaLogic Board determined that SomaLogic could so proceed. A representative of Fenwick reviewed the fiduciary duties of the SomaLogic Board in connection with the proposed transaction and discussed with the SomaLogic Board the terms of the draft merger agreement and draft voting agreements, indicating that an open issue remained with respect to the inclusion of the Fiduciary Termination Right, and the SomaLogic Board directed representatives of Fenwick to insist on the inclusion of such a provision. Representatives of Fenwick noted that Casdin Capital is a significant stockholder of each of SomaLogic and Standard BioTools and the recusals described elsewhere herein to ensure the independence of deliberations. A representative of Fenwick described a memorandum that PWP had provided to SomaLogic indicating that within the preceding three years, PWP had not been engaged to provide advisory services to, nor received compensation from, SomaLogic or Standard BioTools (or Casdin Capital, Viking or any of their respective portfolio companies), although a representative of PWP indicated that PWP anticipated that it may be engaged to provide financial advisory services to a company that is controlled by Casdin Capital for which PWP may receive compensation. ~~Following input by each~~Each director then discussed the relationships, if any, between such director, Mr. Casdin and Casdin Capital, which are described above, and, following the disclosure and consideration of the matters disclosed, the SomaLogic Board confirmed its view that none of the directors other than Mr. Casdin had a conflict of interest in respect of the proposed transaction. After the Merger was announced, PWP was engaged to provide financial services to the company referenced during the October 1 meeting. PWP expects to receive a customary fee should a transaction be consummated. Such fee will not exceed the fee PWP expects to receive for its engagement as a financial advisor to SomaLogic in connection with the Merger. In addition, the SomaLogic Board reviewed the corporate governance process followed by SomaLogic through its negotiations with Standard BioTools.

Following the meeting of the SomaLogic Board on October 1, 2023, representatives of Fenwick met with representatives of Mintz and insisted on the Fiduciary Termination Right. Fenwick then sent a revised draft of the merger agreement reflecting the inclusion of the Fiduciary Termination Right, and representatives of Fenwick and Mintz negotiated a proposed final version of the merger agreement.

On the afternoon of October 2, 2023, Standard BioTools management circulated to the Standard BioTools Board the draft merger agreement and the related ancillary documents, including a detailed summary memorandum of the material terms of the proposed transaction. Thereafter, on the afternoon of October 2, 2023, the Standard BioTools Board held a virtual meeting, together with members of Standard BioTools management and representatives of Mintz and Centerview in attendance. The purpose was to present for approval the final terms of the merger agreement, subject to confirmation of the timing of the SomaLogic Board approval. Representatives of Centerview reviewed with the Standard BioTools Board Centerview’s financial analysis of the exchange ratio, and rendered to the Standard BioTools Board a preliminary oral opinion, at the request of the Standard BioTools Board, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its Fairness Opinion, the exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to Standard BioTools. Centerview also reviewed for the Standard BioTools Board its standard relationship disclosures, which had been provided in writing to Standard BioTools on September 28, 2023, including Centerview’s provision of financial advisory services to Casdin Capital as well as Viking in 2022 in connection with the 2022 Standard BioTools Investment, which the Standard BioTools Board had previously determined would not impact Centerview’s ability to provide independent advice with regard to the proposed transaction. The members of the Standard BioTools Board asked questions and discussed that the matters to be voted on by the Standard BioTools Board included the adoption of the merger agreement and all other agreements, instruments, certificates and documents required to be delivered in connection therewith, in each case substantially in the form presented to the Standard BioTools Board, and the consummation of the transactions contemplated thereby, including the Standard BioTools Share Issuance and the Standard BioTools Charter Amendment. Additionally, the Standard BioTools Board confirmed the terms of, and Standard BioTools entered into, an engagement letter with Centerview to formalize the terms of Centerview’s ongoing engagement. The Standard BioTools Board concluded to reconvene as necessary for formal approval.

On October 2, 2023, the SomaLogic Board met, with members of SomaLogic senior management and representatives of Fenwick in attendance. Prior to the meeting, SomaLogic management circulated to the SomaLogic Board the draft merger agreement and the related ancillary documents. Mr. Bowen (SomaLogic’s Chief Technology Officer) provided the SomaLogic Board with his assessment of Standard BioTools’ intellectual property and technology and the opportunities for Standard BioTools’ products. The SomaLogic Board then discussed the proposed transaction, and a representative of Fenwick informed the SomaLogic Board that Casdin Capital had indicated that neither it nor Mr. Casdin would sign a voting agreement with respect to the shares of SomaLogic or Standard BioTools capital stock held by them. Representatives of Fenwick also informed the SomaLogic Board that Standard BioTools had accepted the inclusion of the Fiduciary Termination Provision.

Later on October 2, the SomaLogic Board met again, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance. Representatives of Fenwick reviewed with the SomaLogic Board the terms of the Series B Preferred Stock and noted that the proposed transaction would not constitute a “Change of Control” that would cause the Series B Put Right to become exercisable, but that Casdin Capital and Viking had indicated that they would not remove the Series B Put Right for any “Change of Control” transaction. The SomaLogic Board and representatives of Fenwick then discussed the implications of proceeding with the proposed transaction without a voting agreement from Casdin Capital.

On October 3, the SomaLogic Board met, with members of SomaLogic senior management and representatives of Fenwick and PWP in attendance. Chairman Ryan provided an update on the status of negotiations with Standard BioTools.

On the morning of October 4, 2023, Casdin Capital delivered the Series B-1 director consent waiver to Standard BioTools. Immediately thereafter, the Standard BioTools Board reconvened for a virtual meeting together with members of Standard BioTools management. Representatives of Centerview and Mintz were also present. Representatives from Mintz again reiterated the fiduciary duties of the Standard BioTools Board. Representatives of Centerview reviewed its updated financial analysis as presented at the October 2, 2023 meeting of the Standard BioTools Board to reflect the additional day of trading since the last meeting. The closing trading price of SomaLogic Common Stock on October 3, 2023 was $2.30 and the 1.11 exchange ratio represented premium of approximately 30% to that price which would result in a post-closing ownership split (based on each company’s capitalization as of such date) of approximately 43.20% for Standard BioTools stockholders and 56.80% for SomaLogic stockholders on a fully diluted basis. At the request of the Standard BioTools Board, Centerview then delivered its oral opinion, which was subsequently confirmed by delivery of a written opinion dated October 4, 2023, that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaking in preparing its Fairness Opinion, the exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to Standard BioTools. Following discussion, at the recommendation of the Standard BioTools Transaction Committee, the Standard BioTools Board (other than Mr. Casdin who was not in attendance and had recused himself from the meeting), among other things, (1) determined that the terms of the merger agreement and the Standard BioTools Share Issuance were fair to, and in the best interests of, Standard BioTools and its stockholders, (2) approved and declared advisable, among other matters, the merger agreement, the Standard BioTools Share Issuance, the Standard BioTools Charter Amendment and the other transactions contemplated by the merger agreement, (3) directed that the Standard BioTools Share Issuance and the Standard BioTools Charter Amendment proposals, among other matters, be submitted to the Standard BioTools stockholders for approval and (4) recommended that the Standard BioTools stockholders approve, among other matters, the Standard BioTools Share Issuance and the Standard BioTools Charter Amendment.

For more information about Centerview’s opinion, see the section entitled “The Merger — Opinion of Standard BioTools Financial Advisor” beginning on page 101 of this joint proxy statement/prospectus.

Also on the morning of October 4, 2023, the SomaLogic Board met, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance. The SomaLogic Board discussed the proposed merger agreement and factors that the members of the SomaLogic Board considered in forming their view that SomaLogic’s entry into the merger agreement was advisable, fair and in the best interests of SomaLogic and its stockholders, as described further under the heading “The Merger — SomaLogic’s Reasons for the Merger; Recommendation of the SomaLogic Board”. Representatives of Fenwick reviewed with the SomaLogic Board the resolutions proposed to be adopted by the SomaLogic Board at the meeting. Representatives of PWP then reviewed with the SomaLogic Board PWP’s financial analyses, based on the SomaLogic Forecast, of the exchange ratio which would result in a post-closing ownership split (based on each company’s capitalization as of such date) of approximately 43.20% for Standard BioTools stockholders and 56.80% for SomaLogic stockholders on a fully diluted basis. In addition, representatives of PWP reviewed the share price performance of SomaLogic and Standard BioTools during various periods compared to the exchange ratio and reviewed an illustrative analysis comparing the value to SomaLogic stockholders of the combined company (giving effect to anticipated synergies) to SomaLogic on a standalone basis, under different revenue growth scenarios for each of Standard BioTools and SomaLogic. Representatives of PWP then rendered to the SomaLogic Board an oral opinion that, as of October 4, 2023, and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth in the Fairness Opinion, the merger consideration to be received by the holders of SomaLogic Common Stock (other than Standard, Casdin Capital and each of their respective affiliates) in the proposed Merger pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of SomaLogic Common Stock (other than Standard, Casdin Capital and each of their respective affiliates). The oral opinion of PWP was subsequently confirmed by the delivery of a written opinion delivered after the meeting, dated October 4, 2023.

For more information about PWP’s opinion, see the section entitled “— Opinion of SomaLogic’s Financial Advisor” beginning on page 113 of this joint proxy statement/prospectus.

The SomaLogic Board then unanimously (other than Mr. Casdin who was not in attendance and had recused himself from the meeting): (1) determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger are advisable, fair to and in the best interests of SomaLogic and its stockholders, (2) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and declared the Merger Agreement advisable, (3) recommended that the SomaLogic stockholders adopt the Merger Agreement, (4) directed that the Merger Agreement be submitted for consideration by the SomaLogic stockholders at the SomaLogic Special Meeting and (5) deemed the closing of the transaction to be a “Change of Control” under SomaLogic’s Key Employee Severance Plan such that the participants under the Key Employee Severance Plan will be eligible to receive the benefits in connection with a Change of Control Termination in the event of a termination of employment, as described in the section of this joint proxy statement/prospectus captioned “The Merger — Interests of SomaLogic Directors and Executive Officers in the Merger — Employment and Severance Agreements — SomaLogic Key Employee Severance Plan.”

On the morning of October 4, 2023, following the Standard BioTools Board meeting and the SomaLogic Board meeting, Standard BioTools and SomaLogic executed the merger agreement. Voting agreements were executed by Standard BioTools’ and SomaLogic’ respective directors (excluding Mr. Casdin) and officers and Viking in its capacity as a stockholder of Standard BioTools.

Before the opening of Nasdaq trading on October 4, 2023, Standard BioTools and SomaLogic issued a joint press release announcing entry into the Merger Agreement and held a joint conference call to discuss the Merger.

On October 19, 2023, Standard BioTools and SomaLogic each filed their respective Premerger Notification and Report Forms under the HSR Act for review in connection with the transactions contemplated by the merger agreement.

Under the heading “The Merger—SomaLogic’s Reasons for the Merger; Recommendation of the SomaLogic Board,” the bulleted list on page 98 is amended and restated as follows:

•	Potential Benefits of an Investment in the Combined Company: The potential benefits to SomaLogic stockholders of the increased scale and complementary products and customer bases of the combined company, including the following:

•	Depth and experience of leadership team: the fact that the combined company will be led by an experienced Board of Directors and leadership team that leverages the deep expertise within both organizations, including Standard BioTools’ Chief Executive Officer and Chief Financial Officer who will have the same roles in the combined company;

•	Complementary and diversified products and operations: the fact that SomaLogic’s business and operations complement those of Standard BioTools and that the transaction will create a combined company with a broader, more diverse portfolio of life science tools, including a suite of three complementary, high throughput and data quality proteomic solutions;

•	Complementary customer bases: the complementary nature of SomaLogic’s and Standard BioTools’ customer bases and end markets, and the potential for the combined company to become a leading provider of differentiated multi-omics tools for both biopharma and academic customers, with products distributed in approximately 50 countries;

•	Cross-selling opportunities: the potential for the combined company’s growth to benefit cross- selling opportunities, with SomaLogic’s presence in the biopharmaceutical research setting and Standard BioTools’ academic research footprint complementing each other;

•	Cost synergies and operating efficiencies: the anticipated cost synergies and operating efficiency resulting from the elimination of redundant general and administrative costs, consolidation of manufacturing and integration of Standard BioTools’ large-enterprise operating expertise, and from the increased scale of the combined company; ~~and~~

•	~~Potential for accelerated path to profitability~~Increased Scale Leading to Accelerated Path to Profitability: the SomaLogic Board’s belief that the combined company’s ~~path to profitability will be accelerated by the~~ increased scale ~~of~~will lead to more efficient allocation of infrastructure and administrative costs across the combined company and reduce dependence on individual revenue sources, accelerating the combined company’s path to profitability and market positioning in respect of larger competitors; and

•	Diversified sources of revenue: the fact that the combined company would have a more diversified revenue base that will be less concentrated than SomaLogic would have on a standalone basis.

•	Challenges and Risks Faced by SomaLogic on a Standalone Basis. The potential challenges facing SomaLogic if it were to continue on a standalone basis, including:

•	the anticipated need for SomaLogic to make significant investments in continued research and development of new products and services, which may not be successful and the potential need to raise additional capital to fund commercialization plans for services and products, expand investments in research and development and commercialize new products and applications;

•	the fact that the SomaLogic business depends significantly on research and development spending by pharmaceutical, biotechnology and academic, governmental and other research institutions and any reduction in spending could limit demand for our services and products and adversely affect SomaLogic’s business, results of operations, financial conditions and prospects; ~~and~~

•	the scientific, technical and other risks and uncertainties associated with SomaLogic’s developing genomics-proteomics commercial partnership with Illumina; and

•	the fact that the SomaLogic business has a conflicting need both to substantially reduce its cash expenditures (through cost cuts and workforce reduction) and grow its revenue base to achieve increases in equity value, and the recognition that the needed reduction in cash expenditures would severely hamper SomaLogic’s ability to increase its revenue.

Under the heading “The Merger—SomaLogic’s Reasons for the Merger; Recommendation of the SomaLogic Board,” the following was added following the second bullet on page 101, as potential risks weighed by the SomaLogiBoard in entering into the Merger Agreement:

•	the fact that the combined company will have both debt and preferred stock as a result of the Merger, which may adversely impact its operations and opportunities, and the return to common stockholders in the event of a change of control of the combined company at a price lower than the preferred stock conversion price;

Under the heading “The Merger—Summary of Centerview Financial Analysis—Standalone Standard BioTools Financial Analysis— Selected Comparable Public Companies Analysis,” the first table on page 105 is replaced with the following:

~~Valuation Metric~~	~~Average~~	~~Median~~
~~Enterprise Value / 2024E Revenue~~	~~3.9x~~	~~1.8x~~

EV / 2024E Revenue
908 Devices Inc.	1.0x
Akoya Biosciences, Inc.	1.5x
Cytek Biosciences, Inc.	1.8x
NanoString Technologies, Inc.	0.9x
Nautilus Biotechnology, Inc.	10.6x
Olink Holding AB (publ)	6.1x
Quanterix Corporation	5.6x
Quantum-Si Incorporated	(13.5x	)
Seer, Inc.	(9.1x	)
Average	3.9x
Median	1.8x

Note: Negative EV / Revenue multiples not included in average and median.

Under the heading “The Merger—Summary of Centerview Financial Analysis—Standalone Standard BioTools Financial Analysis— Selected Comparable Public Companies Analysis,” the third full paragraph on page 105 is amended and restated as follows:

Centerview applied the Standard BioTools EV / revenue multiple reference range to Standard BioTools’ calendar year 2024 estimated revenue, as set forth in the Standard BioTools Forecasts, to derive a range of implied enterprise values for Standard BioTools. Centerview added to the range of implied enterprise values $61 million to $66 million, the value of Standard BioTools’ net cash and cash equivalents as of August 31, 2023, which includes the implied settlement value of the 2019 Convertible Notes, as set forth in the Standard BioTools Internal Data, to derive a range of implied equity values for Standard BioTools. Centerview then divided these implied equity values by approximately 163 million, the number of fully-diluted shares of Standard BioTools Common Stock as of September 27, 2023, including Standard BioTools’ Series B preferred stock on an as- converted basis, as set forth in the Standard BioTools Internal Data, to derive a range of implied values per share of Standard BioTools Common Stock. The results of this analysis are summarized below:

The second paragraph under the heading “The Merger—Summary of Centerview Financial Analysis—Standalone Standard BioTools Financial Analysis—Discounted Cash Flow Analysis,” on pages 105 and 106 is amended and restated as follows:

In performing this analysis, Centerview calculated the estimated present value of the unlevered free cash flows of Standard BioTools reflected in the Standard BioTools Forecasts for the last four months ending December 31, 2023 and the years ending December 31, 2024 through December 31, 2033. The terminal value of Standard BioTools at the end of the forecast period was estimated by Centerview using an exit-basedEV / adjusted EBITDA multiple of 18.0x to 22.0x as applied to adjusted EBITDA (excluding stock-based compensation) of Standard BioTools for the year ending December 31, 2033. The unlevered free cash flows (including the terminal value) of Standard BioTools during the forecast period were discounted to present value using discount rates ranging from 15.0% to 18.0%, with this range determined based on Centerview’s analysis of Standard BioTools’ weighted average cost of capital. Based on its discounted cash flow analysis, Centerview then calculated a range of implied enterprise values of Standard BioTools. When calculating this range, Centerview added $41 million to $66 million, Standard BioTools’ net cash and cash equivalents as of August 31, 2023, which includes the implied settlement value of the 2019 Convertible Notes, as set forth in the Standard BioTools Internal Data, to derive a range of implied equity values of Standard BioTools. Centerview then divided this range of implied equity values by approximately 163 million, the number of fully-diluted shares of Standard BioTools Common Stock as of September 27, 2023, including Standard BioTools’ Series B preferred stock on an as-converted basis, as set forth in the Standard BioTools Internal Data, to derive a range of implied values per share of Standard BioTools Common Stock as of August 31, 2023 of $2.90 to$4.20. Centerview then compared the results of this analysis to the closing price of shares of Standard BioTools Common Stock on October 3, 2023 of $2.70.

The third paragraph and subsequent table under the heading “The Merger—Summary of Centerview Financial Analysis—Standalone Company Financial Analysis— Selected Comparable Public Companies Analysis,” on page 106 is amended and restated as follows:

Using publicly available information obtained from SEC filings, publicly available Wall Street research, other publicly available information and closing stock prices as of October 3, 2023, as well as the SomaLogic Forecasts, Centerview calculated, for each selected comparable company, and for SomaLogic, multiples including the EV / revenue multiple. The multiples for the selected comparable companies are ~~shown below:~~in the table above.

~~Valuation Metric~~	~~Average~~	~~Median~~
~~Enterprise Value / 2024E Revenue~~	~~3.9x~~	~~1.8x~~

Under the heading “The Merger—Summary of Centerview Financial Analysis—Standalone Company Financial Analysis— Selected Comparable Public Companies Analysis,” the last paragraph on page 106 is amended and restated as follows:

Centerview applied the SomaLogic EV / revenue multiple reference range to SomaLogic’s calendar year 2024 estimated revenue, as set forth in the SomaLogic Forecasts, to derive a range of implied enterprise values for SomaLogic. Centerview added to the range of implied enterprise values $455 million, the value of SomaLogic’s net cash and cash equivalents as of August 31, 2023, as set forth in the SomaLogic Internal Data, to derive a range of implied equity values for SomaLogic. Centerview then divided these implied equity values by approximately 193 million, the number of fully-diluted shares of SomaLogic Common Stock as of September 27, 2023, as set forth in the SomaLogic Internal Data, to derive a range of implied values per share of Company Common Stock. The results of this analysis are summarized below:

The paragraph under the heading “The Merger—Summary of Centerview Financial Analysis—Standalone Company Financial Analysis—Discounted Cash Flow Analysis,” on page 107 is amended and restated as follows:

Centerview also performed a discounted cash flow analysis of SomaLogic. In performing this analysis, Centerview calculated the estimated present value of the unlevered free cash flows of SomaLogic reflected in the SomaLogic Forecasts for the last four months ending December 31, 2023 and the years ending December 31, 2024 through December 31, 2033. The terminal value of SomaLogic at the end of the forecast period was estimated by Centerview using an exit-based EV / adjusted EBITDA multiple of 18.0x to 22.0x as applied to adjusted EBITDA (excluding stock-based compensation) of ~~Standard BioTools~~SomaLogic for the year ending December 31, 2033. The unlevered free cash flows (including the terminal value) of SomaLogic during the forecast period were discounted to present value using discount rates ranging from 15.0% to 18.0%, with this range determined based on Centerview’s analysis of SomaLogic’s weighted average cost of capital. Based on its discounted cash flow analysis, Centerview then calculated a range of implied enterprise values of SomaLogic. When calculating this range, Centerview added $455 million, the value of SomaLogic’s net cash and cash equivalents as of August 31, 2023, as set forth in the SomaLogic Internal Data, to derive a range of implied equity values of SomaLogic. Centerview then divided this range of implied equity values by approximately 193 million, the number of fully-diluted shares of Company Common Stock as of September 27, 2023, as set forth in the SomaLogic Internal Data, to derive a range of implied values per share of Company Common Stock as of August 31, 2023 of $2.90 to $3.80. Centerview then compared the results of this analysis to the closing price of shares of Company Common Stock on October 3, 2023 of $2.30.

Under the heading “The Merger—Summary of PWP’s Analyses—Selected Publicly-Traded Companies Analysis,” the first table on page 117 is amended and restated as follows:

		2023E	2024E	EV / 2023E		EV / 2024E
Company	EV	Revenue(2)	Revenue(2)	Revenue		Revenue
Nautilus Biotechnology, Inc.(1)	82	-	$7	N/A		11.0x
Cytek Biosciences, Inc.	475	$210	$278	2.3x		1.7x
Olink Holding AB	1,604	$195	$260	8.2x		6.2x
Quanterix Corporation	735	$116	$130	6.4x		5.7x
Twist Bioscience Corporation	784	$242	$300	3.2x		2.6x
Akoya Biosciences, Inc.	195	$97	$123	2.0x		1.6x
908 Devices Inc.	68	$50	$58	1.4x		1.2x
Seer, Inc.	(246)	$17	$24	(14.5x	)	(10.2x	)
Quantum-Si Incorporated	(75)	$1	$6	(53.4x	)	(12.4x	)

(1) Nautilus Biotechnology, Inc. is pre-revenue in 2023.

(2) Enterprise Values, 2023E and 2024E revenues are represented in millions of U.S. dollars.

Under the heading “The Merger— Summary of PWP’s Analyses—Discounted Cash Flow Analysis,” the bulleted list on page 118 is amended and restated as follows:

•	calculated the present value of the estimated standalone unlevered free cash flows (calculated as net operating profit after tax, plus depreciation and amortization, minus capital expenditures, and adjusting for changes in net working capital and certain other cash flow items set forth in the SomaLogic Forecasts and Standard BioTools Forecasts) that each of SomaLogic and Standard BioTools was forecasted to generate for 2023E through 2033E using discount rates ranging from 12.5% to 13.5% for Standard BioTools and 14.75% to 18.25% for SomaLogic, in each case based on estimates of the weighted average cost of capital of each company as derived using the Capital Asset Pricing Model (“CAPM”); ~~and~~

•	adding terminal values of each of Standard BioTools and SomaLogic using perpetuity growth rates ranging from 2.5% to 3.5% for Standard BioTools and 4.0% to 5.0% for SomaLogic and the ~~same discount rates for each of~~weighted average cost of capital ranges for each as set forth above. The terminal values in 2033 were calculated $889 – $1,284 million for SomaLogic and $1,530 -$1,867 million for Standard BioTools ~~as set forth above.~~;

•	for the purposes of calculating SomaLogic’s implied equity value per share PWP assumed that SomaLogic had approximately $458 million in cash and equivalents, zero debt, $2 million in net non-operating liabilities and approximately 188.7193 million common shares outstanding, 2.7 million restricted stock units and 25.7 million options with a weighted average exercise price of $5.33 outstanding. Diluted shares were calculated using the treasury stock method for options based on implied equity values per share implied; and

•	for the purposes of calculating Standard BioTools’ implied equity value per share, PWP assumed that Standard BioTools had $132 million in cash and equivalents, $66 million in debt (including $55 million of debt convertible to equity at $2.90 per share and $0.6 million of debt convertible to equity at $55.94 per share), 75.2 million Series B Convertible Preferred Stock units with a $3.40 per unit liquidation preference and approximately 79.5 million common shares outstanding, 7.6 million restricted and performance stock units and 9.2 million options with a weighted average exercise price of $3.63 outstanding. Diluted shares were calculated using the treasury stock method for options and convertible debt based and the Series B Convertible Preferred Stock was incorporated at the greater of its liquidation preference or as converted value in determining implied equity value per share.

Under the heading “The Merger—Summary of PWP’s Analyses— Additional Financial Analyses— Research Analyst Price Targets,” the last paragraph on page 119 is amended and restated as follows:

For the information of the SomaLogic Board and for reference purposes only, PWP observed the most recent publicly available price targets on FactSet Research Systems for SomaLogic and Standard BioTools Common Stock published by all Wall Street research analysts. PWP assumed that such price targets reflected each research analyst’s estimate of the 12-month future public market trading price per share of SomaLogic Common Stock and Standard BioTools Common Stock and discounted them to present value using a discount rate of approximately 16.50% for SomaLogic Common Stock and 13.00% for Standard BioTools Common Stock, which rates reflect the midpoints of SomaLogic’s and Standard BioTools’ weighted average cost of capital, respectively, as derived using the Capital Asset Pricing Model as of October 2, 2023. PWP noted that the analysts’ discounted price targets for all Wall Street research analysts ranged from $2.15 to $6.06 per share for SomaLogic Common Stock and was $3.58 per share for Standard BioTools Common Stock. The price targets published by Wall Street research analysts do not necessarily reflect current market trading prices for shares of SomaLogic Common Stock or Standard BioTools Common Stock and these estimates are subject to uncertainties, including the future financial performance of SomaLogic and Standard BioTools and future financial market conditions.

The second paragraph under the heading “The Merger—Summary of PWP’s Analyses—General” on page 121 is amended and restated as follows:

PWP and its affiliates also engage in securities trading and brokerage, asset management activities, equity research and other financial services. Except in connection with its engagement as financial advisor to SomaLogic in connection with the Merger, during the two-year period prior to the date of the opinion, no material relationship existed between PWP and its affiliates, on the one hand, and Standard BioTools, SomaLogic, Casdin or any of their respective affiliates, on the other hand, pursuant to which compensation was received by PWP or its affiliates. ~~Notwithstanding the foregoing, it is currently expected that~~ PWP ~~may become~~ has been engaged to provide financial advisory services to a company that is controlled by Casdin for which PWP ~~may~~expects to receive ~~compensation~~a customary fee should a transaction be consummated. Such fee will not exceed the fee PWP expects to receive for its engagement as a financial advisor to SomaLogic in connection with the Merger. PWP previously disclosed this potential engagement in its opinion that was delivered to the SomaLogic Board on October 4, 2023. In the ordinary course of its business activities, PWP and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers or clients, in (1) debt, equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of SomaLogic, Standard BioTools or any of their respective affiliates and (2) any currency or commodity that may be material to the parties or otherwise involved in the Merger and/or the other matters contemplated by the Merger Agreement.

Under the heading “The Merger— Summary of Certain SomaLogic Unaudited Prospective Financial Information,” the paragraph above the table on page 123 is amended and restated as follows:

The following table presents summary selected unaudited financial information for SomaLogic for the calendar years 2023 through 2033 prepared by SomaLogic management in connection with SomaLogic’s evaluation of the Merger, with the years 2028 through 2033 based on the forecast through 2027 prepared by SomaLogic management, and an extrapolation of those trends through 2033 based on the long term rates as directed by SomaLogic management, and is a summary of the SomaLogic Forecast referred to under the caption “— Background of the Merger” beginning on page 76 of this joint proxy statement/prospectus (dollars in millions):

Under the heading “The Merger— Summary of Certain SomaLogic Unaudited Prospective Financial Information,” the following was added below the table on page 123:

In addition, at meetings of the SomaLogic Board on September 8, 2023, and at meetings of the SomaLogic Transaction Committee on August 25 and 29, 2023, the SomaLogic Board and the SomaLogic Transaction Committee, respectively, discussed a draft of a hypothetical scenario for SomaLogic’s operations through 2027 in the event that it remained an independent company including significant restructuring and reductions in expenses, de-prioritization of new product development, and increased reliance on the collaboration with Illumina.The SomaLogic Board did not believe this scenario to be attainable or a viable basis for planning, as it reflected continued revenue growth notwithstanding these cost reduction measures (albeit at a slower rate than unaudited financial projections set forth above) with revenue growing at a compound annual growth rate of 18% over the five year period). As a result, this hypothetical scenario was not further developed by SomaLogic management, nor provided to Standard BioTools or any other parties, nor utilized by the SomaLogic Board in its review and evaluation of the Merger.

	2023	2024	2025	2026	2027
Revenue	$85	$102	$120	$138	$167
Gross Profit	$42	$58	$70	$83	$104
Adjusted EBITDA	$(96)	$(38)	$(8)	$17	$52

In connection with SomaLogic’s consideration of the Merger, SomaLogic management also developed an adjusted set of Standard BioTools projections for the calendar years 2023 through 2033, which are presented in the following table (the “SomaLogic Management Adjusted Standard BioTools Projections”). The SomaLogic Management Adjusted Standard BioTools Projections were based on certain financial information provided to SomaLogic management by Standard BioTools for the calendar years 2023 through 2027, which SomaLogic management then adjusted to reflect assumptions around growth and margins beyond the 2027 years provided by Standard BioTools (dollars in millions):

	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033
Revenue	$110	$128	$158	$194	$237	$285	$337	$391	$447	$501	$551
Gross Profit	$67	$81	$105	$131	$163	$199	$238	$281	$325	$370	$413
EBIT(1)	$(64)	$(36)	$(19)	$(5)	$6	$25	$49	$80	$118	$161	$210
Unlevered Free Cash Flow(2)	$(53)	$(40)	$(26)	$(14)	$(4)	$13	$37	$68	$105	$150	$199

(1)	Earnings before interest and taxes (“EBIT”), as presented herein, reflects gross profit, less operating expenses.
(2)	Unlevered Free Cash Flow, as presented herein, is a non-GAAP financial measure that reflects EBIT, less tax expense, plus depreciation, less capital expenditures, less changes in working capital and other adjustments to exclude certain non-cash items.

Additionally, in view of complexities and uncertainties in projecting tax expense and net operationg loss utilization, as well as assessing potential limitations for each company, as a simplifying assumption SomaLogic management assumed that each company would continue to not incur tax expense during the ten-year projections horizon as a result of continued future net operating loss generation and existing attributes. At the direction of SomaLogic’s senior management, PWP’s financial analysis reflected an assumption that each company would be fully taxable after year ten in determining terminal values.

Under the heading “The Merger—Interests of Standard BioTools Directors and Executive Officers in the Merger—Relationships with Casdin Capital,” the last paragraph on page 124 is amended and restated as follows:

Standard BioTools. Both Casdin Capital and Viking (including through their respective affiliated entities) hold Series B Preferred Stock of Standard BioTools. Casdin Capital holds Series B-1 Preferred Stock that has voting power equal to approximately 15% of the combined Standard BioTools Common Stock and Series B Preferred Stock voting power as a single class (after giving effect to a “voting blocker” provision in the Series B-1 Preferred Stock Certificate of Designations), and approximately ~~24.3~~24.2% of the combined Standard BioTools Common Stock and Series B Preferred Stock voting power as a single class in the event that Casdin Capital were to exercise its rights to eliminate this “voting blocker” (as it is entitled to do upon advance notice pursuant to the Series B-1 Preferred Stock Certificate of Designations). The same provision exists for the Series B-2 Preferred Stock with respect to Viking. Further, subject to maintaining certain minimum ownership levels, the Series B-1 Certificate of Designations and the Series B-2 Certificate of Designations allow each of Casdin Capital and Viking to designate one director to the Standard BioTools Board, and each such director is entitled to consent rights over certain actions, including an M&A transaction like the proposed transaction between Standard BioTools and SomaLogic. The Series B-1 director is Mr. Casdin. The Series B-1 Preferred Stock and Series B-2 Preferred Stock also have a right to require redemption of the Series B-1 Preferred Stock and Series B-2 Preferred Stock, respectively, in the event of a “Change of Control” as defined in the Certificates of Designations of the Series B Preferred Stock (the “Series B Put Right”). For more information about the rights of the Series B-1 Preferred Stock and Series B-2 Preferred Stock, see the section entitled “Description of Capital Stock” beginning on page 179 of this joint proxy statement/prospectus.

The section “The Merger—Litigation Relating to the Merger,” beginning on page 135, is amended to insert the following paragraph following the first paragraph of the section:

On December 14, 2023, two purported SomaLogic stockholders filed a complaint against SomaLogic, the members of the SomaLogic Board, Standard BioTools, and Casdin Capital LLC in the Court of Chancery for the State of Delaware. The complaint asserts claims for breach of fiduciary duty and aiding and abetting breach of fiduciary duty, including because the defendants allegedly caused the filing with the SEC on November 14, 2023 of a materially deficient registration statement on Form S-4. Among other remedies, the plaintiffs seek to enjoin an upcoming stockholder vote on the proposed Merger. SomaLogic and Standard BioTools are reviewing the complaint and have not yet formally responded to it.

The second paragraph in the section “The Merger—Litigation Relating to the Merger,” on page 135, is amended and restated as follows:

SomaLogic also has received correspondence from law firms claiming to represent other purported stockholders making similar demands relating to alleged material deficiencies in the registration statement on Form S-4. SomaLogic also has received ~~two~~four demand letters from purported stockholders seeking inspection of SomaLogic’s books and records pursuant to Section 220 of the DGCL.

On page 179, the paragraph under the heading “Description of Capital Stock—Authorized Capital Shares” is amended and restated as follows:

The Standard BioTools authorized capital stock consists of 400,000,000 shares of Standard BioTools Common Stock and 10,000,000 shares of Series B Preferred Stock. Out of the Series B Preferred Stock, as of the Standard BioTools Record Date, 128,267 shares have been designated Series B-1 Preferred Stock and 128,267 shares have been designated Series B-2 Preferred Stock. As the Standard BioTools Record Date, there were ~~83,162,205~~80,030,193 shares of Standard BioTools Common Stock outstanding, 127,780 shares of Series B-1 Preferred Stock outstanding and 127,779 shares of Series B-2 Preferred Stock outstanding.

On page 180, the first paragraph under the heading “Description of Capital Stock—Preferred Stock—Series B-1 Preferred Stock—Conversion and Redemption Rights” is amended and restated as follows:

Subject to certain limitations contained in the Series B-1 Certificate of Designations, each share of the Series B-1 Preferred Stock is convertible at the option of the holders thereof at any time into a number of shares of Standard BioTools Common Stock equal to the Conversion Rate (as defined in the Series B-1 Certificate of Designations), which is equal to 294.1176 shares of Standard BioTools Common Stock per share of Series B-1 Preferred Stock, equivalent to a conversion price of $3.40, subject to certain adjustments.

On page 183, the first paragraph under the heading “Description of Capital Stock—Preferred Stock—Series B-2 Preferred Stock—Conversion and Redemption Rights” is amended and restated as follows:

Subject to certain limitations contained in the Series B-2 Certificate of Designations, each share of the Series B-2 Preferred Stock is convertible at the option of the holders thereof at any time into a number of shares of Standard BioTools Common Stock equal to the Conversion Rate (as defined in the Series B-2 Certificate of Designations), ~~in each case~~which is equal to 294.1176 shares of Standard BioTools Common Stock per share of Series B-2 Preferred Stock, equivalent to a conversion price of $3.40, subject to certain adjustments, provided that Viking and its affiliates shall not be permitted to voluntarily convert shares of its Series B-2 Preferred Stock if, as a result of such conversion, Viking, together with its affiliates, would beneficially own more than 9.5% of the total number of shares of Standard BioTools Common Stock issued and outstanding after giving effect to such conversion (the “Cap”).

On page 187, the text in the “Comparision of Stockholder Rights” table under the “Rights of Standard BioTools Stokcholders” column, on the “Outstanding Capital Stock” row, is amended and restated as follows:

As of the Standard BioTools Record Date, Standard BioTools had ~~83,162,205~~80,030,193 shares of Standard BioTools Common Stock issued and outstanding, 127,780 shares of Series B-1 Preferred Stock issued and outstanding and 127,779 shares of Series B-2 Preferred Stock issued and outstanding.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated December 21, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Additional Information and Where to Find It

In connection with the Merger and required stockholder approval, Standard BioTools filed with the Form S-4, which was declared effective by the SEC on December 1, 2023. The Form S-4 includes a definitive joint proxy statement of Standard BioTools and SomaLogic and also constitutes a final prospectus of Standard BioTools. The definitive joint proxy statement was mailed or otherwise made available to stockholders of Standard BioTools and SomaLogic on or about December 4, 2023. Standard BioTools’ and SomaLogic’s stockholders are urged to carefully read the joint proxy statement/prospectus (including all amendments, supplements and any documents incorporated by reference therein) and other relevant materials filed or to be filed with the SEC and in their entirety because they contain important information about the Merger and the parties to the Merger. Investors and stockholders may obtain free copies of these documents and other documents filed with the SEC at its website at http://www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by Standard BioTools at http://investors.standardbio.com or contacting Standard BioTools’ Investor Relations department at investors@standardbio.com or at https://investors.somalogic.com or by contacting SomaLogic Investor Relations at investors@somalogic.com.

Participants in the Solicitation

Standard BioTools, SomaLogic and each of their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from SomaLogic’s stockholders with respect to the Merger. Information about Standard BioTools’ directors and executive officers, including their ownership of Standard BioTools’ securities, is set forth in the joint proxy statement/prospectus, Standard BioTools’ proxy statement for its 2023 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2023, Current Reports on Form 8-K, which were filed with the SEC on May 3, 2023, May 15, 2023, June 16, 2023 and July 28, 2023, and Standard BioTools’ other filings with the SEC. Information concerning SomaLogic’s directors and executive officers, including their ownership of SomaLogic securities, is set forth in the joint proxy statement/prospectus, SomaLogic’s proxy statement for its 2023 Annual Meeting of Stockholders, which was filed with the SEC on April 25, 2023, Current Reports on Form 8-K, which were filed with the SEC on June 6, 2023, as amended on June 14, 2023, June 9, 2023, October 4, 2023 and December 12, 2023, and SomaLogic’s other filings with the SEC. Investors may obtain more detailed information regarding the direct and indirect interests of Standard BioTools and its respective executive officers and directors in the Merger, which may be different than those of Standard BioTools’ stockholders generally, by reading the definitive proxy statements regarding the Merger, which have been filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov, at http://investors.standardbio.com or by contacting Standard BioTools’ Investor Relations department at investors@standardbio.com or at https://investors.somalogic.com or by contacting SomaLogic Investor Relations at investors@somalogic.com.

No Offer or Solicitation

This Current Report on Form 8-K and the information contained herein shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current plans, estimates and expectations of the management of Standard BioTools and SomaLogic that are subject to various risks and uncertainties that could cause actual results to differ materially from such statements, many of which are beyond the control of Standard BioTools and SomaLogic. All statements other than statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) are statements that could be deemed forward-looking statements, although not all forward-looking statements contain these identifying words. Readers should not place undue reliance on these forward-looking statements. Forward-looking statements may include statements regarding the expected timing of the closing of the Merger; the ability of the parties to complete the Merger considering the various closing conditions; and any assumptions underlying any of the foregoing. Statements regarding future events are based on the parties’ current expectations and are necessarily subject to associated risks related to, among other things, (i) the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect Standard BioTools’ and SomaLogic’s businesses and the price of their respective securities; (ii) uncertainties as to the timing of the consummation of the Merger and the potential failure to satisfy the conditions to the consummation of the Merger, including obtaining stockholder and regulatory approvals; (iii) the Merger may involve unexpected costs, liabilities or delays; (iv) the effect of the announcement, pendency or completion of the Merger on the ability of Standard BioTools or SomaLogic to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom Standard BioTools or SomaLogic does business, or on Standard BioTools’ or SomaLogic’s operating results and business generally; (v) Standard BioTools’ or SomaLogic’s respective businesses may suffer as a result of uncertainty surrounding the Merger and disruption of management’s attention due to the Merger; (vi) the outcome of any legal proceedings related to the Merger or otherwise, or the impact of the Merger thereupon; (vii) Standard BioTools or SomaLogic may be adversely affected by other economic, business and/or competitive factors, (viii) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger agreement and the Merger; (ix) restrictions during the pendency of the Merger that may impact Standard BioTools’ or SomaLogic’s ability to pursue certain business opportunities or strategic transactions; (x) the risk that Standard BioTools or SomaLogic may be unable to obtain governmental and regulatory approvals required for the Merger, or that required governmental and regulatory approvals may delay the consummation of the Merger or result in the imposition of conditions that could reduce the anticipated benefits from the Merger or cause the parties to abandon the Merger; (xi) risks that the anticipated benefits of the Merger or other commercial opportunities may otherwise not be fully realized or may take longer to realize than expected; (xii) the impact of legislative, regulatory, economic, competitive and technological changes; (xiii) risks relating to the value of the Standard BioTools shares to be issued in the Merger; (xiv) the risk that post-closing integration of the Merger may not occur as anticipated or the combined company may not be able to achieve the benefits expected from the Merger, as well as the risk of potential delays, challenges and expenses associated with integrating the combined company’s existing businesses; (xv) exposure to inflation, currency rate and interest rate fluctuations, as well as fluctuations in the market price of Standard BioTools’ and SomaLogic’s traded securities; (xvi) the lingering effects of the COVID-19 pandemic on Standard BioTools’ and SomaLogic’s industry and individual companies, including on counterparties, the supply chain, the execution of research and development programs, access to financing and the allocation of government resources; (xvii) the ability of Standard BioTools or SomaLogic to protect and enforce intellectual property rights; and (xviii) the unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as Standard BioTools’ and SomaLogic’s response to any of the aforementioned factors. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. For information regarding other related risks, see the “Risk Factors” section of Standard BioTools’ most recent quarterly report on Form 10-Q filed with the SEC on November 7, 2023, on its most recent annual report on Form 10-K filed with the SEC on March 14, 2023 and in Standard BioTools’ other filings with the SEC, as well as the “Risk Factors” section of SomaLogic’s most recent quarterly report on Form 10-Q filed with the SEC on November 8, 2023, on its most recent annual report on Form 10-K filed with the SEC on March 28, 2023 and in SomaLogic’s other filings with the SEC. The risks and uncertainties described above and in the SEC filings cited above are not exclusive and further information concerning Standard BioTools and SomaLogic and their respective businesses, including factors that potentially could materially affect their respective businesses, financial conditions or operating results, may emerge from time to time. Readers are urged to consider these factors carefully in evaluating these forward-looking statements, and not to place undue reliance on any forward-looking statements. Any such forward-looking statements represent management’s reasonable estimates and beliefs as of the date of this Current Report on Form 8-K. While Standard BioTools and SomaLogic may elect to update such forward-looking statements at some point in the future, they disclaim any obligation to do so, other than as may be required by law, even if subsequent events cause their views to change.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2023	SOMALOGIC, INC.

	By:	/s/ Ruben Gutierrez
	Name:	Ruben Gutierrez
	Title:	General Counsel